Exhibit 10.1

Execution Version

Securities Purchase AGREEMENT

by and among

LongPoint Minerals II, LLC

as Seller,

and

KIMBELL ROYALTY PARTNERS, LP

and

Kimbell Royalty Operating, LLC

as Buyer

Dated as of August 2, 2023

(i)

5.5	Funds	46
5.6	BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER	46

ARTICLE 6 Covenants		47
6.1	Conduct of Seller’s Business	47
6.2	Access; Confidentiality	50
6.3	Books and Records	50
6.4	Insurance	50
6.5	Further Assurances	50
6.6	Publicity	51
6.7	Fees and Expenses; Transfer Taxes	51
6.8	Taxes	52
6.9	Confidentiality	54
6.10	Notices to Escrow Agent	54
6.11	Company Indebtedness	55
6.12	No Shop	55
6.13	Affiliate Contracts	55
6.14	Delivery of Interim Financial Statements	55

ARTICLE 7 Conditions to Closing		56
7.1	Conditions to Obligations of Buyer to Closing	56
7.2	Conditions to the Obligations of Seller to Closing	57

ARTICLE 8 Termination		57
8.1	Termination	57
8.2	Effect of Termination	58
8.3	Remedies for Termination	59

ARTICLE 9 Indemnification		60
9.1	Survival of Representations, Warranties and Covenants	60
9.2	Indemnification in Favor of Buyer	60
9.3	Indemnification Obligations of Buyer	61
9.4	Indemnification Procedure	62
9.5	Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow	63
9.6	Limits of Liability	64
9.7	Sole and Exclusive Remedy	65
9.8	Compliance with Express Negligence Rule	65
9.9	Insurance Proceeds	65
9.10	Tax Treatment of Indemnity Payments	65
9.11	Damages Waiver	65

ARTICLE 10 Other Provisions		66
10.1	Notices	66
10.2	Assignment	67
10.3	Rights of Third Parties	67
10.4	Counterparts	67
10.5	Entire Agreement	67
10.6	Disclosure Schedules	68

(ii)

10.7	Amendments	68
10.8	Severability	68
10.9	Specific Performance	68
10.10	Governing Law; Jurisdiction	69
10.11	No Recourse	69
10.12	Legal Representation	70

Exhibits:

Exhibit A-1	Mineral Fee Interest
Exhibit A-2	RAL Interests
Exhibit A-3	Additional Royalty Interests
Exhibit B	Mutual Release of Claims
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Seller Officer’s Certificate
Exhibit E	Form of Buyer Officer’s Certificate

Schedules:

Schedule 1.2	Target Interval
Schedule 2.4(b)(i)	Consents and Preferential Rights
Schedule 2.5(a)(iv)	Director and Officer Resignations
Schedule 3.3	Seller Conflicts
Schedule 4.2	Acquired Company Conflicts and Consents
Schedule 4.3(a)	Acquired Interests
Schedule 4.4	Litigation
Schedule 4.5(a)	Audited Financial Statements
Schedule 4.5(b)	Unaudited Financial Statements
Schedule 4.6(b)	Certain Seller Changes
Schedule 4.7	Taxes
Schedule 4.8(a)	Seller Material Contracts
Schedule 4.12	Transfer Restrictions
Schedule 4.13	Cost-Bearing Interests
Schedule 4.15	Bank Accounts
Schedule 5.3	Buyer Conflicts
Schedule 6.1	Conduct of Seller’s Business
Schedule 6.13	Affiliate Contracts
Schedule 8.3(b)	Termination Amount
Schedule 9.2(a)(v)	Specified Liabilities

(iii)

SECURITIES PURCHASE AGREEMENT

THIS Securities PURCHASE AGREEMENT (this “Agreement”), dated as of August 2, 2023 (the “Execution Date”), is among LongPoint Minerals II, LLC, a Colorado limited liability company (the “Seller”), Kimbell Royalty Partners, LP, a Delaware limited partnership (“KRP”), and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and, together with KRP, “Buyer”). Each of Seller, KRP, and Opco are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Acquired Interests”) of Cherry Creek Minerals, LLC, a Colorado limited liability company (the “Acquired Company”); and

WHEREAS, Opco desires to acquire from Seller, and Seller desires to sell to Opco, on and subject to the terms and conditions of this Agreement, the Acquired Interests of the Acquired Company, through the purchase directly from Seller of Seller’s Acquired Interests in exchange for the consideration described in this Agreement.

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions and Rules of Construction

1.1            Definitions. Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement. As used herein, the following terms shall have the following meanings:

“Acquired Company” is defined in the recitals of this Agreement.

“Acquired Interests” is defined in the recitals of this Agreement.

“Additional Royalty Interests” shall mean each Oil and Gas Property identified on Exhibit A-3 being comprised of an overriding royalty interest, royalty interest, non-participating royalty interest, or interests in production payments in Hydrocarbons produced and saved from the Lands.

“Adjusted Purchase Price” is defined in Section 2.2(c).

“Affiliate” means, (a) with respect to any entity of any kind (other than a natural person), any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise and (b) with respect to a natural person, that natural person’s (i) lineal descendants (naturally or by adoption) of the parents of such Person, (ii) lineal ascendants of such Person, (iii) spouses of any of the foregoing, (iv) trusts for the benefit of any of the foregoing or (v) any corporation, limited liability company, partnership or other entity that is controlled by one or more of the foregoing or of which the foregoing (alone or in the aggregate) owns more than 25% of the equity interest. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” means, with respect to a Company Oil and Gas Property, the portion of the Unadjusted Purchase Price attributable to such Company Oil and Gas Property as set forth on Exhibit A-1, A-2, or A-3, as applicable.

“Allocation” is defined in Section 2.9(a).

“Assessment” is defined in Section 6.2(a).

“Asset Taxes” means production, severance, sales, use, ad valorem, property, excise, real estate, personal property or similar Taxes based upon the acquisition, operation or ownership of the Company Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding Income Taxes and Transfer Taxes.

“Assignment Agreement” is defined in Section 2.5(a)(i).

“Audited Financial Statements” is defined in Section 4.5(a).

“Bracewell” is defined in Section 10.12.

“Burdens” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production of Hydrocarbons.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” is defined in the preamble to this Agreement and, for the avoidance of doubt, means KRP and Opco collectively.

“Buyer’s A&R Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 13, 2023, among KRP, the several lenders party thereto and Citibank, N.A., as administrative agent for a $750,000,000 Senior Secured Facility.

“Buyer Assets” means the assets, rights and interests owned by Buyer, but excluding the Company Assets.

“Buyer Cap” means, with respect to claims for indemnification initiated (a) prior to the First Stepdown Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price, (b) on or after the First Stepdown Date and prior to the Second Stepdown Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price and (ii) the difference between an amount equal to ten percent (10%) of the Unadjusted Purchase Price and the aggregate amount, if any, which Seller Indemnified Party has claimed pursuant to Article 9 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate amount, if any, which Seller Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 9 (to the extent such claims, if any, remain unresolved).

“Buyer Entitlements” is defined in Section 2.10(a).

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 5.1, 5.2 and 5.4.

“Buyer Indemnified Parties” is defined in Section 9.2(a).

“Buyer Losses” is defined in Section 9.2(c).

“Buyer Material Adverse Effect” means, with respect to Buyer, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of Buyer and its subsidiaries taken as a whole or (ii) the Buyer’s performance of its obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which Buyer and its subsidiaries operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters, pandemics (including COVID-19) or other acts of God, other than any such effects that involve the physical destruction of the oil and gas properties of Buyer and its subsidiaries; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions taken or omitted to be taken at the explicit request of Seller or with the written consent of Seller, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 5.3); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Buyer Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any well associated with the oil and gas properties of Buyer and its subsidiaries; or (i) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects Buyer and its subsidiaries relative to other participants in the industries in which Buyer and its subsidiaries participate.

“Buyer Obligations” is defined in Section 2.10(a).

“Buyer Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Cash Amount” means, as of any given date, the amount of all cash on hand and cash equivalents of the Acquired Company in bank accounts, segregated accounts, lock boxes or otherwise in the possession of the Acquired Company as of 12:01 a.m.  Central Time on such date, including any deposits with financial institutions.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” is defined in Section 2.6.

“Closing Date” is defined in Section 2.6.

“Closing Escrow Amount” means Thirty-Five Million Five Hundred Thousand Dollars ($35,500,000).

“Closing Statement” is defined in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” means the assets, rights and interests owned by the Acquired Company, including the Company Oil and Gas Properties and the Records, but excluding the Excluded Assets.

“Company Oil and Gas Properties” means all of the Acquired Company’s right, title and interest in, to and under, or derived from, any Oil and Gas Properties.

“Consents” is defined in Section 2.4(b)(i).

“Constituents of Concern” means any material, substance, pollutant or waste (whether solid, liquid or gaseous) as it is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent or combination of any such material, substance, pollutant or waste, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is regulated by any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract” means any legally binding oral or written agreement, arrangement, understanding, commitment or contract, except for oil, gas and/or other Hydrocarbon leases or any other instruments creating or evidencing an interest in the Company Oil and Gas Properties.

“Curable Property” is defined in Section 2.4(d)(i)(B).

“Cure Period” is defined in Section 2.4(d)(i)(B).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale, disposition, transfer or conveyance of any Company Oil and Gas Properties, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such interests in leases.

“Defensible Title” means such right, title and interest of the Acquired Company in and to the applicable Company Oil and Gas Properties, which as of the Execution Date and the Closing Date, subject to the Permitted Encumbrances:

(a)            with respect to each Mineral Interest set forth on Exhibit A-1 or Exhibit A-2, as applicable, entitles the Acquired Company to ownership of not less than the Net Royalty Acres for such Mineral Interest as set forth in the column labeled “NRA” on Exhibit A-1 or Exhibit A-2, as applicable, solely with respect to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 or Exhibit A-2, as applicable, for such Mineral Interest), except as a result of (A) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units (B) for, with respect to any Leased Mineral Interests, any changes in Net Royalty Acres resulting from any post-Execution Date amendment to, or expiration of, the applicable oil, gas and/or other Hydrocarbon lease burdening such Leased Mineral Interest and (C) for, with respect to any Unleased Mineral Interest, any changes in Net Royalty Acres resulting from an Unleased Mineral Interest becoming subject to an oil, gas and/or other Hydrocarbon lease after the Execution Date; provided, however, that the exceptions in subclause (A), (B) and (C) above shall not apply to any amendment, oil, gas and/or other Hydrocarbon lease or other agreement or instrument (i) to which Seller or the Acquired Company (or each of their respective Affiliates) is a party or signatory to and (ii) that has not been approved by Buyer in writing prior to the execution thereof;

(b)            with respect to each Additional Royalty Interest set forth on Exhibit A-3, entitles the Acquired Company to ownership of not less than the Net Royalty Acres for such Additional Royalty Interest as set forth in the column labeled “NRA” on Exhibit A-3, solely with respect to the Target Interval (except as otherwise expressly set forth on Exhibit A-3 for such Additional Royalty Interest), except as a result of (A) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units (B) for, with respect to any Leased Additional Royalty Interest, any changes in Net Royalty Acres resulting from any post-Execution Date amendment to, or expiration of, the applicable oil, gas and/or other Hydrocarbon lease burdening such Leased Additional Royalty Interest and (C) for, with respect to any Unleased Additional Royalty Interest, any changes in Net Royalty Acres resulting from an Unleased Additional Royalty Interest becoming subject to an oil, gas and/or other Hydrocarbon lease after the Execution Date; provided, however, that the exceptions in subclause (A), (B) and (C) above shall not apply to any amendment, oil, gas and/or other Hydrocarbon lease or other agreement or instrument (i) to which Seller or the Acquired Company (or each of their respective Affiliates) is a party or signatory to and (ii) that has not been approved by Buyer in writing prior to the execution thereof; and

(c)            is free of Liens.

“Disclosure Schedules” means the disclosure schedules of the Buyer and Seller attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Due Diligence Information” is defined in Section 5.6(b).

“Effective Time” means 12:01 a.m., Central time, on June 1, 2023.

“Employee Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) any other compensation or employee benefit plans, programs and other agreements, whether or not subject to ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements.

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biological and natural resources.

“Environmental Laws” means all applicable Laws of any Governmental Authority enacted and in effect on or prior to the Effective Time relating to the protection of the Environment or otherwise relating to the emission, discharge, release or threatened release of Constituents of Concern to the Environment or impacts of such emission, discharge or release on human health or the Environment, including such Laws regarding the release or disposal of hazardous materials, hazardous substances or waste materials, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act (49 USC § 5101 et seq.) and the legally-binding federal, state and local rules, regulations, ordinances, orders and governmental directives implementing such statutes.

“Escrow Account” means the escrow account created pursuant to the Escrow Agreement with respect to the Escrow Amount.

“Escrow Agent” means BOKF, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Execution Date, by and among Buyer, Seller and the Escrow Agent.

“Escrow Amount” is defined in Section 2.7(a).

“Escrow Indemnity Amount” means Ten Million Dollars ($10,000,000).

“Escrow Release Date” is defined in Section 9.5(c).

“Excluded Assets” means the Excluded Records, the name “LongPoint” and other trademarks, service marks and trade names owned or held for use by Seller or its Affiliates and any derivation thereof.

“Excluded Records” is defined in the definition of “Records”.

“Execution Date” is defined in the preamble to this Agreement.

“Final Closing Statement” is defined in Section 2.8(b).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the applicable claim or Buyer or Seller (i.e., all allowable appeals have been exhausted by either party to the action), (b) a decision rendered by the arbitrator in accordance with Section 2.8 or (c) a closing agreement binding in respect of the claim has been executed by Buyer, on behalf of the Buyer Indemnified Parties, and Seller, on behalf of Seller Indemnified Parties, or, if applicable, an administrative settlement has been made with, or final administrative decision made by, the relevant Governmental Authority with respect to the applicable claim or matter.

“Final Settlement Date” is defined in Section 2.8(a).

“First Stepdown Date” means the date that is One Hundred Eighty (180) days after the Closing Date.

“Fraud” means a final determination by a court of competent jurisdiction that a Party, or its Affiliates, have committed actual, and not constructive fraud, against the other Party with respect to the statements and information contained in Article 3, Article 4 or Article 5, as applicable, or any certificate delivered by a Party pursuant to Section 2.5(a)(iii) or 2.5(b)(ii)(A) with the specific intent to deceive and mislead such other Party.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, legislature, court, regulatory or administrative agency or arbitral body.

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“Hydrocarbons” means oil, gas, casinghead gas, natural gas liquids, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all products extracted, separated or processed therefrom, and all other minerals produced in association with these substances.

“Income Taxes” means income, franchise, business and occupation, business license, commercial activity or similar Taxes based upon, measured by or calculated with respect to net income, profits, gross revenues or receipts (except for sales, transfer or similar Taxes based on gross receipts), capital or similar measures (including any such Taxes with multiple bases, if one of the aforementioned bases is among the bases on which such Tax is based, measured or calculated), but excluding Asset Taxes and Transfer Taxes.

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments; (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (e) payment obligations secured by Lien, other than a Permitted Encumbrance, on assets or properties of such Person; (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties; (g) obligations under capitalized leases; (h) obligations under any interest rate, currency, commodity or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above; and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Indemnity Deductible” means an amount equal to one percent (1%) of the Unadjusted Purchase Price.

“Independent Accountant” is defined in Section 2.8(b).

“Independent Accountant’s Closing Statement” is defined in Section 2.8(b).

“Interim Period” means the period from and including the Effective Time and ending on 12:01 a.m.  Central Time on the Closing Date.

“IRS” means Internal Revenue Service of the United States.

“Joint Instruction Letter” means written instructions that are jointly signed by Seller and Buyer, which instructions shall be in a form that complies with the requirements of the Escrow Agent.

“Knowledge” means as to Seller, the actual knowledge of Tad Herz and Will Cullen without requirement of investigation or inquiry.

“KRP” is defined in the preamble to this Agreement.

“Lands” means (a) with respect to any Mineral Interest, the geographic area set forth on Exhibit A-1 or Exhibit A-2, as applicable, or, if no such area is set forth on Exhibit A-1 or Exhibit A-2, as applicable, for such Mineral Interest, the geographic area described in the instrument set forth on Exhibit A-1 or Exhibit A-2, as applicable, for such Mineral Interest, and (b) with respect to any Additional Royalty Interest, the geographic area set forth on Exhibit A-3, or, if no such area is set forth on Exhibit A-3 for such Additional Royalty Interest, the geographic area described in the instrument set forth on Exhibit A-3 for such Additional Royalty Interest.

“Law” means any applicable constitutional provision, statute, code, writ, law, rule, regulation, ordinance, principle of common law, Order, judgment, decision, holding, injunction, award, determination or decree of a Governmental Authority.

“Leased Additional Royalty Interest” means the Additional Royalty Interests identified on Exhibit A-3 as currently being subject to an oil, gas and/or other Hydrocarbon lease.

“Leased Mineral Interest” means the Mineral Interests identified on Exhibit A-1 or Exhibit A-2, as applicable, as currently being subject to an oil, gas and/or other Hydrocarbon lease.

“Lien” means any lien, pledge, claim, charge, mortgage, security interest, option or other similar right of any Person with respect to the applicable property.

“Losses” is defined in Section 9.2(b).

“Mineral Acre” means, as computed separately with respect to the portion of each Mineral Interest to the extent such interest is in a Company Oil and Gas Property identified on Exhibit A-1 or Exhibit A-2, as applicable, (i) the number of gross acres of Lands covered or burdened by such Mineral Interest (or portion thereof), multiplied by (ii) the Acquired Company’s undivided mineral interest, or with respect to the RAL Interests, the Acquired Company’s undivided interest (in each case, expressed as a percentage) in the Lands covered by such Mineral Interest (or portion thereof); provided, however, if clause (ii) varies as to different areas of the Lands covered by such Mineral Interest or the depths covered by such Mineral Interest, a separate calculation shall be performed with respect to each such area or depth.

“Mineral Fee Interests” means all fee mineral interests described on Exhibit A-1, as well as any and all rights to shut-in royalties, executive rights to lease, rights to produce, rights to delay rentals, rights to bonus payments, rights to royalties as a lessor derived from any oil, gas and/or Hydrocarbon lease covering such Mineral Fee Interests, rights of reversion, and any and all other rights relating to the ownership of the foregoing.

“Mineral Interests” means the Mineral Fee Interests and the RAL Interests.

“Net Royalty Acre” means:

(a)            With respect to a Company Oil and Gas Property that is a Leased Mineral Interest identified on Exhibit A-1 or Exhibit A-2, as applicable, as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 or Exhibit A-2, as applicable, with respect to such Leased Mineral Interest) and as computed separately with respect to each such Leased Mineral Interest, (x) the Mineral Acres for such Leased Mineral Interest, multiplied by (y) a decimal interest equal to (I) the lessor’s royalty provided for in the applicable lease burdening such Mineral Interest less (II) any other Burdens directly burdening such Leased Mineral Interest, multiplied by (z) eight (8);

(b)            with respect to a Company Oil and Gas Property that is an Unleased Mineral Interest identified on Exhibit A-1 or Exhibit A-2, as applicable, as to the Target Interval (except as otherwise expressly set forth on Exhibit A-1 or Exhibit A-2, as applicable, with respect to such Unleased Mineral Interest) and as computed separately with respect to each such Unleased Mineral Interest, (x) the Mineral Acres for such Unleased Mineral Interest, multiplied by (y) a decimal interest equal to (i) an imputed lessor’s royalty of (A) twenty-five percent (25%) if such Mineral Interest is located in Texas or (B) eighteen and three-quarter percent (18.75%) if such Mineral Interest is located in Oklahoma less (ii) any other Burdens directly burdening such Unleased Mineral Interest held by Persons other than the Acquired Company, multiplied by (z) eight (8);

(c)            with respect to a Company Oil and Gas Property that is a Leased Additional Royalty Interest identified on Exhibit A-3, as to the Target Interval (except as otherwise expressly set forth on Exhibit A-3 with respect to such Leased Additional Royalty Interest) and as computed separately with respect to each such Leased Additional Royalty Interest, (x) the gross acres in the Lands that are encumbered by the Leased Additional Royalty Interest, multiplied by (y) the Royalty Rate for the Leased Additional Royalty Interest, multiplied by (z) eight (8); and

(d)            with respect to a Company Oil and Gas Property that is an Unleased Additional Royalty Interest identified on Exhibit A-3, as to the Target Interval (except as otherwise expressly set forth on Exhibit A-3 with respect to such Unleased Additional Royalty Interest) and as computed separately with respect to each such Unleased Additional Royalty Interest, (x) the gross acres in the Lands that are encumbered by the Unleased Additional Royalty Interest multiplied by (y) the Royalty Rate for the Unleased Additional Royalty Interest, multiplied by (z) eight (8).

“Non-Recourse Party” is defined in Section 10.11.

“Notice of Disagreement” is defined in Section 2.8(a).

“Notices” is defined in Section 10.1.

“Oil and Gas Properties” means all Mineral Interests, Additional Royalty Interests, and all other interest in the oil, gas or other minerals, whether or not relating to Hydrocarbons in, on, under or which may be produced from the Lands (each, an “Oil and Gas Property” and collectively, the “Oil and Gas Properties”), together with the rights to receive production payments, bonuses, rentals and all other profits or income attributable thereto, including, without limitation, all the Acquired Company’s executive rights, rights or ingress and egress, and other rights and interests associated therewith and incidental thereto.

“OPA90” means the Federal Oil Pollution Act of 1990.

“Opco” is defined in the preamble to this Agreement.

“Operating Expenses” means all operating expenses of the Acquired Company, including those attributable to the Company Assets and capital expenditures incurred by the Acquired Company in the ownership of the Company Assets in the ordinary course of business, including overhead costs of the Acquired Company charged to the Company Assets as reflected in the applicable Audited Financial Statements, but excluding Taxes.

“Order” means any order, decision, holding, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any administrative law judge or arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreements, limited liability company agreements, bylaws or similar formation or governing documents and instruments.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Patented Gross Acreage” means, for any Company Oil and Gas Property the number of acres stipulated for such Company Oil and Gas Property in the initial land surveys compiled by the applicable Governmental Authority in connection with the initial grant of fee interests to private landowners.

“Permitted Encumbrances” means any of the following:

(a)            Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings by or on behalf of the Acquired Company and for which adequate reserves have been established in accordance with GAAP;

(b)            any Customary Post-Closing Consents;

(c)            any consents from non-Governmental Authority Third Parties, which shall be exclusively governed in accordance with Section 2.4(a);

(d)            all defects or irregularities of title, if any, affecting the Company Oil and Gas Properties which (i) would be accepted by a reasonably prudent Person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests or (ii) does not reduce the Acquired Company’s Net Royalty Acre ownership in any Company Oil and Gas Property below that shown on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, for such Company Oil and Gas Property;

(e)            the terms and conditions of any Contracts or oil, gas and/or other Hydrocarbon leases, to the extent such terms and conditions do not reduce the Acquired Company’s Net Royalty Acre ownership in any Company Oil and Gas Property below that shown on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, for such Company Oil and Gas Property;

(f)            defects based solely on lack of information in the Acquired Company’s files;

(g)            defects based on a gap in the Acquired Company’s chain of title unless such gap is shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents or references thereto shall be included in any Title Defect Notice);

(h)            defects based solely upon the failure to record any overriding royalty interest in state or federal leases included in the Company Oil and Gas Properties or any assignments of interests thereof in any applicable records of the applicable State or federal agency, unless such failure has or would result in a Third Party having a superior claim of title;

(i)            defects based solely on the failure to record overriding royalty interests in federal or state leases, or any assignments thereof in the real property, conveyance or other records of the county in which such lease is located unless such failure has or may reasonably result in a Third Party having a superior claim of title;

(j)            except to the extent related to the Acquired Company, all defects or irregularities (i) arising out of lack of corporate authorization or an immaterial variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship Proceedings, or (iv) resulting from lack of survey, unless a survey is expressly required by applicable Laws, or failure to record releases of Liens that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, in each case;

(k)            any Lien or encumbrance on or affecting the Company Oil and Gas Properties which is released or discharged by Seller and no longer burdens the Company Oil and Gas Properties at or prior to Closing;

(l)            defects waived in writing by Buyer;

(m)            all Third Party royalties if the net cumulative effect of such burdens does not, individually or in the aggregate, reduce the Acquired Company’s Net Royalty Acre ownership in any Company Oil and Gas Property below that shown on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, for such Company Oil and Gas Property;

(n)            except for mineral classified lands any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights burdening the Company Oil and Gas Properties for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging, operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date, insofar as such does not, individually or in the aggregate, reduce the Acquired Company’s Net Royalty Acre ownership in any Company Oil and Gas Property below that shown on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, for such Company Oil and Gas Property;

(o)            rights of any common owner of any interest in any mineral interests or oil, gas and/or other Hydrocarbon leases as tenants in common or through common ownership, insofar as such right does not reduce the Acquired Company’s Net Royalty Acre ownership in any Company Oil and Gas Property below that shown on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, for such Company Oil and Gas Property;

(p)            delay or failure of any Governmental Authority to approve the assignment of any mineral interest to the Acquired Company or any predecessor in title to the Acquired Company unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(q)            lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Company Oil and Gas Properties or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Company Oil and Gas Properties or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, insofar as each does not, individually or in the aggregate, reduce the Acquired Company’s Net Royalty Acre ownership in any Company Oil and Gas Property below that shown on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, for such Company Oil and Gas Property;

(r)            the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

(s)            as to any overriding royalty interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under an oil, gas and/or other Hydrocarbon lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil, gas and/or other Hydrocarbon lease or otherwise invalidates or repudiates an oil, gas and/or other Hydrocarbon lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such lease nor has Seller received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(t)            lack of a division order covering any Company Oil and Gas Property (including portions of an Company Oil and Gas Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), insofar as such does not, individually or in the aggregate, reduce the Acquired Company’s Net Royalty Acre ownership in any Company Oil and Gas Property below that shown on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, for such Company Oil and Gas Property;

(u)            any defect or irregularity resulting from Seller’s conduct of business in compliance with this Agreement;

(v)            any matters expressly shown on Exhibit A1, Exhibit A-2 or Exhibit A-3;

(w)            any matters shown on Schedule 4.4;

(x)            all rights reserved to or vested in any Governmental Authority by Law to control or regulate the Company Oil and Gas Properties in any manner; and

(y)            any defects based on a deficiency in Patented Gross Acreage where the Net Royalty Acres set forth on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, for the applicable Company Oil and Gas Property are represented based on Platted Gross Acreage.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Platted Gross Acreage” means, for any Company Oil and Gas Property, the number of acres stipulated for such Company Oil and Gas Property by the most recent land surveys compiled by the applicable current or former operator for such Company Oil and Gas Property.

“Preferential Rights” is defined in Section 2.4(b)(i).

“Privileged Communications” is defined in Section 10.12.

“Proceeding” means any civil, criminal, investigative, administrative or other action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action, audit, demand or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Purchase Price Adjustment” is defined in Section 2.2(c).

“RAL Interests” means the interests subject to the Texas Relinquishment Act in the lands described on Exhibit A-2, as well as any and all rights to shut-in royalties, executive rights to lease, rights to produce, rights to delay rentals, rights to bonus payments, rights to royalties as a lessor derived from any oil, gas and/or Hydrocarbon lease covering such interests, rights of reversion, and any and all other rights relating to the ownership of the foregoing and (A) any associated surface estates or interests related solely thereto and (B) all rights of the Acquired Company as agent of the State of Texas and “owner of the soil” with respect to such interests.

“Records” means all of the files, records and data (whether in hard copy or electronic format) of the Acquired Company relating to the Company Oil and Gas Properties, including lease files, reservoir and land files, well files, division order files, abstracts, property ownership and title files (including abstracts of title, title opinions and memoranda and title curative documents), engineering and/or production files, prospect files, contract files and records, maps, studies, plans, surveys and reports, check stubs, financial and accounting records, Tax records (other than records with respect to Taxes of Seller, any of its direct or indirect owners or Affiliates (other than the Acquired Company)) and environmental records, in each case, other than (a) Privileged Communications and any other items that may be subject to a valid legal privilege with Seller (other than title opinions) or to disclosure restrictions (provided that Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions), (b) items that are not transferable without payment by Seller of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), (c) items that relate solely to Seller’s conduct of the sale process of the Acquired Company (including all bid materials from potential purchasers and Seller’s and its Affiliates’ analyses of, and notes regarding, such bid materials), (d) items relating to any Oil and Gas Property that is transferred to Seller or its designated Affiliate in accordance with Section 2.4 and (e) all e-mails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on the Acquired Company’s or its Affiliates’ servers and networks relating to the foregoing items (clauses (a) through (e) of this definition are referred to as the “Excluded Records”).

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, insurers and insurance brokers, and any representatives of those advisors).

“Required Consent” means with respect to a Company Oil and Gas Property, a Consent that would be triggered by the consummation of the transactions contemplated by this Agreement and in which the applicable agreement, Contract or oil, gas and/or other Hydrocarbon lease expressly provides that the consummation of such transactions without such Consent will result in (a) termination of the owner’s existing rights in relation to such Company Oil and Gas Property, (b) the transfer being null and void as to such Company Oil and Gas Property (whether automatically or at the election of the holder thereof) or (c) the incurrence of liquidated damages in excess of fifty thousand Dollars ($50,000).

“Royalty Rate” means:

(a)            As used in the calculation of Net Royalty Acres for any Leased Additional Royalty Interest, the decimal interest in and to all (8/8ths) of the Hydrocarbons produced, saved and sold from the respective gross acres of the Lands encumbered by such Leased Additional Royalty Interest to which the Acquired Company is entitled. If a Leased Additional Royalty Interest provides for a royalty based upon, or calculated from, the lessor’s royalty provided for in an oil, gas and/or Hydrocarbon lease, the Royalty Rate for such Leased Additional Royalty Interest shall be determined based upon the lessor’s royalty retained under the applicable lease; and

(b)            As used in the calculation of Net Royalty Acres for any Unleased Additional Royalty Interest, the decimal interest in and to all (8/8ths) of the Hydrocarbons produced, saved and sold from the respective gross acres of the Lands encumbered by such Unleased Additional Royalty Interest to which the Acquired Company is entitled (or, if determined based upon the lessor’s royalty rate provided for in an oil, gas and/or Hydrocarbon lease encumbering the Lands covered by such Unleased Additional Royalty Interest to which the Acquired Company would be entitled, then the Royalty Rate for such Unleased Additional Royalty Interest shall be determined based upon an imputed lessor’s royalty equal to (i) twenty-five percent (25%) if such Unleased Additional Royalty Interest is located in Texas or (ii) eighteen and three-quarter percent (18.75%) if such Unleased Additional Royalty Interest is located in Oklahoma).

“Scheduled Closing Date” is defined in Section 2.6.

“Second Stepdown Date” means the one year anniversary of the Closing Date.

“Seller” is defined in the preamble to this Agreement.

“Seller Cap” means, with respect to claims for indemnification initiated (a) prior to the First Stepdown Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price, (b) on or after the First Stepdown Date and prior to the Second Stepdown Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price and (ii) the difference between an amount equal to ten percent (10%) of the Unadjusted Purchase Price and the aggregate amount, if any, which any Buyer Indemnified Party has claimed pursuant to Article 9 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate amount, if any, which any Buyer Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 9 (to the extent such claims, if any, remain unresolved).

“Seller Entitlements” is defined in Section 2.10(a).

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.5, 3.6, 4.1 and 4.3.

“Seller Indemnified Parties” is defined in Section 9.3(a).

“Seller Losses” is defined in Section 9.3(b).

“Seller Material Adverse Effect” means, with respect to Seller or the Acquired Company, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of such assets, or such Person or its assets, in each case taken as a whole, or (ii) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Acquired Company operates, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters, pandemics (including COVID-19) or other acts of God, other than any such effects that involve the physical destruction of the Company Assets; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, the identity of Buyer as purchaser of the Acquired Company under this Agreement, actions taken or omitted to be taken at the explicit request of Buyer or with the written consent of Buyer, or the consummation of the transactions contemplated hereby; (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Seller Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any well associated with the Company Assets; or (i) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; except to the extent such circumstance, change or effect resulting or arising from clause (c), (d) or (e) above materially and disproportionately affects the Acquired Company relative to other participants in the industries in which the Acquired Company operates.

“Seller Material Contract” is defined in Section 4.8(a).

“Seller Obligations” is defined in Section 2.10(a).

“Seller Tax Representations” means the representations and warranties of Seller set forth in Section 4.7.

“Seller Taxes” means any (a) Income Taxes imposed on (i) Seller, any of its direct or indirect owners or Affiliates (other than the Acquired Company), or any combined, unitary, or consolidated group of which any of the foregoing is or was a member and (ii) the Acquired Company for any Tax period (or portion thereof) ending at or prior to the Closing, (b) Asset Taxes allocable to Seller pursuant to Section 6.8(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (1) the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.2 or Section 2.8, and (2) any payments from one Party to the other in respect of Asset Taxes pursuant to the last sentence of Section 6.8(a)), (c) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (d) other Taxes (other than Income Taxes) relating to the ownership or operation of the Company Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period, or the portion of any Straddle Period, ending prior to the Effective Time.

“Seller Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

“Special Warranty of Title” is defined in Section 4.11.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Target Interval” has the meaning set forth on Schedule 1.2.

“Tax Returns” means any rendition, report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental Authority in connection with Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, duties, fees, or other similar charges in the nature of tax imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, unclaimed property and escheat obligations, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, duties, fees or other similar charges in the nature of a tax imposed by a Governmental Authority, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation or conversion.

“Termination Amount” is defined in Schedule 8.3(b).

“Third Party” means any Person other than (a) Seller or any of its Affiliates or (b) Buyer or any of its Affiliates.

“Third Party Acquisition” is defined in Section 6.12(c).

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any officer, director, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.

“Title Benefit” means any right, circumstance, or condition that entitles the Acquired Company in the case of any Company Oil and Gas Property listed on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, to a number of Net Royalty Acres greater than that shown for such Company Oil and Gas Property on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable.

“Title Benefit Value” is defined in Section 2.4(e).

“Title Claim Date” is defined in Section 2.4(d)(i)(A).

“Title Consultant” is defined in Section 2.4(d)(ii)(C).

“Title Defect” means any lien, charge, encumbrance, obligation or other defect, except for the Permitted Encumbrances, that in the case of any Company Oil and Gas Property listed on Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, causes the Acquired Company’s title to be less than Defensible Title as of the Closing Date.

“Title Defect Notice” is defined in Section 2.4(d)(i)(A).

“Title Defect Threshold” is defined in Section 2.4(d)(i)(D)(6).

“Title Defect Value” is defined in Section 2.4(d)(i)(D).

“Title Dispute” is defined in Section 2.4(d)(ii)(A).

“Title Dispute Notice” is defined in Section 2.4(d)(ii)(A).

“Transaction Documents” means the Escrow Agreement, the Assignment Agreement and the other agreements, document, instruments and certificates to be delivered by any Party at the Closing, and any other agreements, documents, instruments and certificates to be delivered by any Party in connection with this Agreement or the Closing.

“Transfer Taxes” is defined in Section 6.7(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations will include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unadjusted Purchase Price” is defined in Section 2.1.

“Unaudited Financial Statements” is defined in Section 4.5(b).

“United States” means the United States of America.

“Unleased Additional Royalty Interest” means each Additional Royalty Interest identified on Exhibit A-3 that is not a Leased Additional Royalty Interest.

“Unleased Mineral Interest” means each Mineral Interest identified on Exhibit A-1 or Exhibit A-2, as applicable, that is not a Leased Mineral Interest.

“Walk-Right Amounts” means the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.4(b)(i), 2.4(b)(ii), 2.4(d)(i)(C) and 2.4(d)(ii)(B).

“Walk-Right Threshold” means an amount equal to twenty percent (20%) of the Unadjusted Purchase Price.

1.2            Rules of Construction.

(a)            All article, section and exhibit references used in this Agreement are to articles and sections of, and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All schedule references used in this Agreement are to the applicable Disclosure Schedules, unless otherwise specified.

(b)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)            The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)            The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)            All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

ARTICLE 2
Purchase and Sale; Closing; Escrow

2.1            Purchase and Sale of Acquired Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Opco the Acquired Interests owned by Seller, in exchange for the payment by Opco to Seller of an aggregate amount of Four Hundred and Fifty-Five Million Dollars ($455,000,000) in cash (the “Unadjusted Purchase Price”).

2.2            Consideration; Adjustment of Purchase Price at Closing. The Parties acknowledge and agree that the Unadjusted Purchase Price was derived based on the aggregate Allocated Values of the Company Assets as set forth on Exhibit A-1, Exhibit A-2 and Exhibit A-3. At Closing, the Unadjusted Purchase Price shall be adjusted as follows:

(a)            The Unadjusted Purchase Price shall be increased by the sum of the following, without duplication:

(i)            the amount equal to the Cash Amount as of the Closing Date;

(ii)            the amount equal to all Operating Expenses paid by Seller or the Acquired Company that are attributable to the Acquired Company or the Company Assets from and after the Effective Time, whether paid before or after the Effective Time;

(iii)            the amount equal to the revenues, income, proceeds, receipts and credits received by Buyer or the Acquired Company (and not otherwise distributed to Seller) and attributable to the period before the Effective Time (without duplication of any amounts attributable to the Cash Amount), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iv)            the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.8(a) but paid or economically borne by Seller (or any of its owners or Affiliates); and

(v)            any other amount otherwise explicitly agreed upon in writing by Seller and Buyer.

(b)            The Unadjusted Purchase Price shall be decreased by the sum of the following, without duplication:

(i)            the amount equal to all Operating Expenses paid by Buyer or the Acquired Company (to the extent the Acquired Company has not paid such amounts prior to Closing) that are attributable to the Acquired Company or the Company Assets prior to the Effective Time, whether paid before or after the Effective Time;

(ii)            the amount equal to the revenues, income, proceeds, receipts and credits received by Seller attributable to the period on or after the Effective Time, including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iii)            the sum of the adjustments to the Unadjusted Purchase Price pursuant to Sections 2.4(b)(i), 2.4(b)(ii), 2.4(d)(i)(C) and 2.4(d)(ii)(B) (subject to any offsets to such adjustments pursuant to Section 2.4(e));

(iv)            the amount of Seller Transaction Expenses paid by or on behalf of Buyer (but not by or on behalf of Seller) pursuant to Section 2.3(a) or payable by Buyer or the Acquired Company, if any;

(v)            an amount equal to the amount of any Indebtedness for Borrowed Money of the Acquired Company as of the Closing Date;

(vi)            the amount of all Asset Taxes allocable to Seller pursuant to Section 6.8(a) but paid or economically borne by Buyer (or any of its Affiliates); and

(vii)            any other amount otherwise agreed upon in writing by Seller and Buyer.

(c)            The net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) shall be referred to as the “Purchase Price Adjustment.” The Unadjusted Purchase Price as adjusted by the Purchase Price Adjustment shall be referred to as the “Adjusted Purchase Price.”

2.3            Payment of Transaction Expenses; Closing Statement.

(a)            Subject to the terms of this Section 2.3(a), the Buyer Transaction Expenses shall be borne solely and entirely by Buyer. Seller Transaction Expenses shall be borne solely and entirely by Seller; provided, however, that if requested by Seller, Buyer shall at Closing fund all or a portion of the Seller Transaction Expenses on behalf of Seller by wire transfer of immediately available funds to the account (or accounts), as specified by Seller to Buyer in writing no later than two (2) Business Days prior to the Closing Date, and such amounts paid by Buyer shall reduce the Unadjusted Purchase Price as set forth in Section 2.2(b)(iv).

(b)            Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth Seller’s good faith estimate of the Adjusted Purchase Price calculated pursuant to Section 2.2, which statement shall include in reasonable detail Seller’s good faith estimate of the Cash Amount as of the Closing Date, the other amounts described in Section 2.2(a) and Section 2.2(b), the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.8(a) but paid or economically borne by Seller (if any), and the amount of all Asset Taxes allocable to Seller pursuant to Section 6.8(a) but paid or economically borne by Buyer (or its Affiliates) (if any). If Buyer disputes any item in the Closing Statement, Buyer shall so notify Seller within two (2) Business Days prior to the Closing Date and Seller and Buyer shall use their commercially reasonable efforts to agree on the Closing Statement prior to Closing; provided that if Seller and Buyer are not able to agree on the Closing Statement prior to Closing, Closing shall not be delayed on account of such disagreement and the Closing Statement delivered by Seller will be used to adjust the Unadjusted Purchase Price at Closing absent manifest error. Any final adjustments, if necessary, will be made pursuant to Section 2.8 of this Agreement.

(c)            Buyer shall treat any amounts that Buyer pays relating to Seller Transaction Expenses as part of the Unadjusted Purchase Price for U.S. federal Income Tax purposes and any other applicable Tax purposes (and therefore included in the basis of the Company Assets acquired for such purposes) and will not take any Tax deduction for such amounts.

2.4            Title Review.

(a)            To allow Buyer to conduct due diligence with respect to the Acquired Company, Seller shall make the Records available in accordance with Section 6.2 to Buyer, and Buyer’s authorized Representatives, in a virtual data room and/or at the election of Seller, at the applicable office(s) of Seller, at mutually agreeable times before Closing. With the permission of Seller, Buyer may photocopy the Records at its sole expense.

(b)            Preferential Rights and Consents to Assign.

(i)            Notices to Holders. If the conveyance of the Acquired Company would trigger any Third Party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or, other than Customary Post-Closing Consents, any Third Party consents to assign or similar rights (collectively, “Consents”) that, in either case, would be triggered by the consummation of the transactions contemplated hereby, then, as soon as reasonably practical (and in any event, within ten (10) Business Days after the date of this Agreement), Seller shall: (A) notify such holders of the Preferential Rights and Consents, including those identified on Schedule 2.4(b)(i) that it intends to transfer the Acquired Interests to Buyer; (B) provide the holders of such Preferential Rights and Consents with any information about the transfer of the Acquired Interests to which they are entitled; (C) in the case of such Preferential Rights, request the holders of such Preferential Rights to waive their right to purchase the affected Company Asset; and (D) in the case of such Consents, request the holders of such Consents to consent to the assignment of the affected Company Asset to Buyer. Before Closing, Seller shall notify Buyer whether: (1) any Preferential Rights are exercised or waived; (2) any Consents are granted or denied or cannot be obtained before Closing; or (3) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements. If any Preferential Rights are exercised, the portion of the Company Asset burdened by the exercised Preferential Right shall be assigned by the Acquired Company back to Seller and excluded from Closing, and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the excluded portion of the Company Assets.

(ii)            Remedies. Before Closing, Buyer and Seller shall use commercially reasonable efforts to obtain all Consents and waivers of all Preferential Rights encumbering the conveyance of the Company Assets; provided that neither Party shall be required to incur any liability or pay any money to a Third Party in order to obtain such Consents and waivers. If Seller is unable to obtain a Required Consent or a waiver of a Preferential Right, then, any Company Asset subject to such Preferential Right or Required Consent shall be excluded from Closing, and the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Company Asset. After Closing, Seller shall attempt to obtain any un-obtained Required Consents, including Required Consents alleged by Third Parties or identified after Closing, and un-waived Preferential Rights, and Buyer shall provide reasonable assistance to Seller. In the event that after Closing, but before the Final Settlement Date, Seller is able to obtain a Required Consent or waiver of a Preferential Right affecting an Company Asset which was excluded from Closing pursuant to this Section 2.4(b), then, within ten (10) days of Buyer’s receipt of such Required Consent or wavier of Preferential Right, Seller shall convey the Company Asset affected by any such Required Consent or Preferential Right pursuant to a form of assignment that is mutually agreeable to Buyer and Seller, and Buyer shall pay Seller the amount by which the Unadjusted Purchase Price was reduced at Closing for such Company Asset.

(c)            General Disclaimer of Title Warranties and Representations. Except for the Special Warranty of Title and the express representations and warranties set forth in Article 4, and without limiting Buyer’s remedies for Title Defects set forth in this Section 2.4(c) (or Buyer’s remedies for Seller’s failure to obtain Consents or waivers of Preferential Rights as set forth in Section 2.4(b)(ii)), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Acquired Company’s title to any of the Company Oil and Gas Properties, and Buyer hereby acknowledges and agrees that it has not relied upon any such representation or warranty. Buyer hereby acknowledges and agrees that, without limiting Buyer’s rights and remedies under Section 8.1(d), Buyer’s sole and exclusive remedy for (i) any failure by Seller to obtain Consents or waivers of Preferential Rights as contemplated by Section 2.4(b)(ii) shall be as set forth in Section 2.4(b)(ii), and (ii) any defect in title or any other title matter (including any Title Defect with respect to any of the Company Oil and Gas Properties or otherwise) (A) before the Title Claim Date, shall be as set forth in Section 2.4(d) and (B) after the Title Claim Date (subject to the limitations set forth in Section 9.1 and Section 9.6), shall be pursuant to the Special Warranty of Title, and the Special Warranty of Title shall be further limited to the Allocated Value of the affected Company Oil and Gas Properties. Buyer hereby expressly waives any and all other rights or remedies with respect thereto. Buyer is not entitled to protection under the Special Warranty of Title for (I) any matter reported by Buyer under Section 2.4(c) and/or (II) any matter which Buyer had Knowledge of prior to the Title Claim Date.

(d)            Title Defects.

(i)            Notice of Title Defects; Defect Adjustments.

(A)            On or before five (5) days before Closing (the “Title Claim Date”) Buyer will notify Seller in writing of any Title Defect it discovers with respect to a Company Oil and Gas Property (each a, “Title Defect Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the Special Warranty of Title), Buyer shall be deemed to have waived, and Seller shall have no liability for, title to any alleged Title Defect, that Buyer fails to assert by a Title Defect Notice delivered to Seller on or before the Title Claim Date. Such notice shall be in writing and shall include: (i) a reasonably detailed description of the alleged Title Defect; (ii) the Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Defect(s); (iv) supporting documentation reasonably necessary for Seller to verify the existence of such Title Defect (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent available to Buyer and used in connection with Buyer’s assessment of such alleged Title Defect(s)); and (v) the alleged Title Defect Value of the affected Company Oil and Gas Property and the computations and information upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects but without prejudice to Buyer’s right to assert Title Defects, Buyer agrees to use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not be deemed to waive or prejudice Buyer’s right to assert Title Defects at any time not later the Title Claim Date.

(B)            If any Title Defect affecting any Company Oil and Gas Property is properly asserted by Buyer in accordance with Section 2.4(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing, Seller may, for a period of ninety (90) days following the Closing Date (such period, the “Cure Period”), elect to cure any such Title Defect that Seller in good faith believes can be cured during the Cure Period. The election by Seller to seek to cure such Title Defect must be made by written notice delivered to Buyer within three (3) Business Days prior to the Closing Date. Any Company Oil and Gas Property for which Seller has elected to cure a Title Defect under this paragraph shall be referred to as a “Curable Property”.

(C)            At the Closing, the Acquired Company shall retain all right, title and interest in and to the Curable Properties. The adjustments to the Unadjusted Purchase Price under Section 2.2(b)(iii) will include the asserted Title Defect Values for all Title Defects affecting the Curable Properties that have been properly asserted in good faith by Buyer in accordance with Section 2.4(d)(i)(A) and not waived in writing by Buyer or cured on or before Closing and Buyer shall pay an amount in cash equal to the asserted Title Defect Value associated with such Curable Properties to the Escrow Agent in accordance with Section 2.7(c). If Seller cures such Title Defect during the Cure Period, then Buyer and Seller shall instruct the Escrow Agent to pay to Seller the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Oil and Gas Property) with respect to such Curable Property on account of such Title Defect at the end of the Cure Period to the extent such Title Defect is cured during the Cure Period. If a Title Defect burdening a Curable Property is not cured on or before the end of the Cure Period, then subject to Section 2.4(d)(i)(D)(5) and Section 2.4(d)(ii), Buyer and Seller shall instruct the Escrow Agent to pay to Buyer the amount that the Unadjusted Purchase Price was adjusted under Section 2.2(b)(iii) (subject to any further adjustments under Section 2.2 in respect of the applicable Oil and Gas Property) with respect to such Curable Property which was not cured on or before the end of the Cure Period.

(D)            The “Title Defect Value” resulting from a Title Defect shall be determined as follows:

(1)            if Buyer and Seller agree on the Title Defect Value, that amount shall be the Title Defect Value;

(2)            if the Title Defect is a Lien which is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Company Oil and Gas Property;

(3)            if the Title Defect results from a discrepancy between (A) the Acquired Company’s Net Royalty Acre ownership in a Mineral Interest and (B) the Net Royalty Acres set forth for such Mineral Interest on Exhibit A-1 or Exhibit A-2, as applicable, then the Title Defect Value shall be the product of the Allocated Value of such Mineral Interest, multiplied by a fraction, the numerator of which is the difference between the number of Net Royalty Acres owned by the Acquired Company in such Mineral Interest as to the applicable Lands and the number of Net Royalty Acres set forth for such Mineral Interest in Exhibit A-1 or Exhibit A-2, as applicable, and the denominator of which is the Net Royalty Acres set forth for such Mineral Interest on Exhibit A-1 or Exhibit A-2, as applicable

(4)            if the Title Defect results from a discrepancy between (A) the Acquired Company’s Net Royalty Acre ownership in an Additional Royalty Interest and (B) the Net Royalty Acres set forth for such Additional Royalty Interest on Exhibit A-3, then the Title Defect Value shall be the product of the Allocated Value of such Additional Royalty Interest, multiplied by a fraction, the numerator of which is the difference between the number of Net Royalty Acres owned by the Acquired Company in such Additional Royalty Interest as to the applicable Lands and the number of Net Royalty Acres set forth for such Additional Royalty Interest in Exhibit A-3 and the denominator of which is the Net Royalty Acres set forth for such Additional Royalty Interest on Exhibit A-3;

(5)            if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Company Oil and Gas Properties of a type not described in clauses (1), (2), (3) or (4) above, the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Company Oil and Gas Property, the portion of such Company Oil and Gas Properties adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of Company Oil and Gas Properties, the values placed upon the asserted Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation; and

(6)            notwithstanding anything to the contrary in this Section 2.4(d), Buyer shall have no remedy hereunder for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds one hundred twenty-five thousand Dollars ($125,000) net to Seller’s interest in the relevant Company Oil and Gas Property (the “Title Defect Threshold”), in which event the value of such defect will be taken into account from first Dollar; and (B) the sum of the aggregate Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold exceeds one percent (1%) of the Unadjusted Purchase Price, and then only to the extent such amount exceeds one percent (1%) of the Unadjusted Purchase Price. For the avoidance of doubt, if any single matter applies to or affects multiple Company Oil and Gas Properties, Buyer may aggregate the economic impact applicable to all such Company Oil and Gas Properties arising from such single matter and the issue shall be treated as a single Title Defect for purposes of determining whether the Title Defect Threshold has been met.

(E)            Notwithstanding anything to the contrary in this Agreement, the aggregate adjustments to the Unadjusted Purchase Price attributable to the effects of all Title Defects, with respect to any Company Oil and Gas Properties, shall not exceed the Allocated Value of such affected Company Oil and Gas Properties.

(ii)            Title Defect Disputes.

(A)            Seller and Buyer shall attempt to agree on all Title Defect Values (i) on or prior to the Closing Date or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Cure Period. If a disputed Title Defect or Title Defect Value cannot be resolved (y) on or prior to Closing or (z) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Cure Period, then in each case, any Party may submit any such disputed Title Defects, cures and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.4(d)(ii)(C) by providing notice to the other Party thereof (a “Title Dispute Notice”) no later than thirty (30) days following the Closing Date or the end of the Cure Period, as applicable (the “Title Dispute”). If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 2.4(d)(ii)(A), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.

(B)            If a disputed Title Defect or Title Defect Value cannot be resolved prior to Closing, except as otherwise provided herein, Seller shall retain all right, title and interest in and to the Company Oil and Gas Properties affected by such Title Defect, Buyer shall pay an amount in cash equal to the alleged Title Defect Value for such Company Oil and Gas Property to the Escrow Agent in accordance with Section 2.7(c) and the adjustments to the Unadjusted Purchase Price under Section 2.2(b)(iii) shall include such Title Defect Value.

(C)            If a Party validly submits a Title Dispute Notice under Section 2.4(d)(ii)(A), then the Parties shall each submit such unresolved Title Dispute to a title attorney (the “Title Consultant”), pursuant to this Section 2.4(d)(ii)(C).

(1)            The Parties hereby agree that: (i) Allen D. Cummings shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.4(d)(ii)(C)(1); (ii) if Allen D. Cummings is unable or unwilling to serve as the Title Consultant, then Jeff Weems shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.4(d)(ii)(C)(1); provided, further, that if both Allen D. Cummings and Jeff Weems are unable or unwilling to serve as the Title Consultant, then Bradley Gibbs shall serve as the Title Consultant with respect to any Title Disputes that are required to be resolved pursuant to this Section 2.4(d)(ii)(C)(1); or (iii) if Allen D. Cummings, Jeff Weems and Bradley Gibbs are unable or unwilling to serve as the Title Consultant, then the provisions of Section 2.4(d)(ii)(C)(2) applicable to the selection of the Title Consultant shall apply mutatis mutandis to the selection of the Title Consultant.

(2)            The Title Consultant shall be a neutral third party title attorney with at least ten (10) years’ experience in oil and gas title opinions, as selected by Section 2.4(d)(ii)(C)(1). In the event that Section 2.4(d)(ii)(C)(1)(iii) is applicable, the Parties shall each select a third party title attorney and such title attorneys together shall select such Title Consultant, and if any Party does not select a Title Consultant within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Consultant. The Title Consultant shall not have been employed by any Party or its Affiliates within the ten (10) year period preceding the arbitration. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party or its Affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Title Consultant, (x) each of Seller and Buyer shall present the Title Consultant with its claim notice or its response, as applicable, and (y) Seller shall present the Title Consultant with all other supporting information that it desires, and Buyer shall present the Title Consultant with all other supporting information that it desires that was contained in the original Title Defect Notices, with a copy to the other Party. The Title Consultant shall also be provided with a copy of this Agreement. Within thirty (30) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 2.4(d)(ii). The Title Consultant shall act as an expert for the limited purpose of determining: (1) the existence of any timely asserted Title Defect in dispute; (2) whether any disputed curative action has succeeded in curing a Title Defect; and (3) specific disputed Title Defect Values submitted by either Party. The Title Consultant may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half (1/2), and Buyer shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

(e)            Title Benefits.

(i)            If Seller discovers any Title Benefit on or before the Title Claim Date, Seller may, as soon as practicable but in any case on or prior to the Title Claim Date, deliver a notice to Buyer, which shall include: (A) a detailed description of the alleged Title Benefit; (B) the specific Company Oil and Gas Property affected; (C) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Benefit; (D) supporting documentation reasonably necessary for Buyer to verify the existence of such Title Benefit (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent used in connection with Seller’s assessment of such alleged Title Benefit); and (E) the alleged Title Benefit value of the affected Company Oil and Gas Property and the computations and information upon which Seller’s belief is based. With respect to each Company Oil and Gas Property affected by a Title Benefit reported hereunder, an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Company Oil and Gas Property caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Values in accordance with the terms of Section 2.4(d)(i)(D), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer and Seller shall have the right to elect to have such Title Benefit Value determined by a Title Consultant pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 2.4(d)(ii)(C). Notwithstanding anything to the contrary in this Section 2.4(e), the Title Benefit Value with respect to all Title Benefits shall be used solely to offset any reductions to the Unadjusted Purchase Price as a result of the aggregate of all Title Defect Values. For the avoidance of doubt, Title Benefit Value shall in no event increase the Unadjusted Purchase Price.

(ii)            If Buyer discovers any Title Benefit on or before the Title Claim Date, Buyer shall, as soon as practicable but in any case on or prior to the Title Claim Date, deliver to Seller a notice meeting the requirements of Section 2.4(e)(i).

(f)            In the event either Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 8.1(e), Seller or Buyer may, prior to giving effect to Section 8.1(e), as applicable, elect to submit all disputed Title Defects and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.4(d)(ii)(C); provided, that notwithstanding anything to the contrary in Section 2.4(d)(ii)(C), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.2(b)(iii) in respect of any disputed Title Defects and Title Defect Values asserted by Buyer in good faith would, when taken together with all other adjustments pursuant to Section 2.2(b)(iii) for finally determined Title Defect Values and all other adjustments pursuant to Section 2.2(b)(iii), trigger the termination right under Section 8.1(e). For the avoidance of doubt, if Seller or Buyer elect to submit to the Title Consultant in accordance with this Section 2.4(f), neither Party may terminate this Agreement pursuant to Section 8.1(e) until final resolution of such arbitration unless the termination right under Section 8.1(e) would otherwise apply solely by virtue of any undisputed Title Defect Values, together with the exclusion of any Company Oil and Gas Property pursuant to Section 2.4(b) or Section 2.4(d).

(g)            Acceptance of Title Condition. Except as otherwise set forth in this Agreement, Buyer Represents and warrants that it has BEEN PROVIDED OPPORTUNITY TO CONFIRM THE ACQUIRED COMPANY’S DEFENSIBLE TITLE TO the COMPANY OIL AND GAS PROPERTIES and upon Closing, SUBJECT TO THE TERMS OF THIS AGREEMENT, Buyer will accept the COMPANY OIL AND GAS PROPERTIES at Closing in the present condition, “AS IS AND WHERE IS AND WITH ALL FAULTS.” Buyer acknowledges and agrees that, except as otherwise set forth in this Agreement, Seller has made no representations or warranties of any kind, express or implied, written, oral or otherwise, as to the accuracy or completeness of the background materials or any other information relating to the COMPANY OIL AND GAS PRoperties furnished by or on behalf of Seller or to be furnished to Buyer or its representatives, including Seller’S internal appraisals and interpretive data.

2.5            Closing Payment and Transfer of Interests.

(a)            At the Closing, Seller shall deliver (or cause to be delivered) to Opco:

(i)            an assignment agreement transferring all of Seller’s Acquired Interest, substantially in the form attached as Exhibit C hereto, duly and validly executed by Seller (the “Assignment Agreement”);

(ii)            either (x) an IRS Form W-9 of Seller (or its regarded owner, if Seller is disregarded as separate from its owner for U.S. federal Income Tax purposes) or (y) a certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) providing that Seller (or its regarded owner, if Seller is disregarded as separate from its owner for U.S. federal Income Tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code, in each case in the form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by Seller;

(iii)            a certificate dated as of the Closing Date duly executed by an officer or other authorized person of Seller regarding the satisfaction of the conditions set forth in Sections 7.1(a) and 7.1(b), substantially in the form attached hereto as Exhibit D;

(iv)            written resignations of the directors and officers of the Acquired Company that are identified on Schedule 2.5(a)(iv), effective prior to or concurrently with Closing;

(v)            a mutual release of any and all claims between the Acquired Company, on the one hand, and Seller (on its behalf and on behalf of its Affiliates other than the Acquired Company) and each officer and director thereof, on the other hand, substantially in the form attached hereto as Exhibit B;

(vi)            [Reserved];

(vii)            to the extent any are listed, evidence of the termination of the Contracts listed on Schedule 6.13 and a release of the Acquired Company, Buyer and its and their Affiliates from any and all liabilities and continuing obligations under or with respect thereto, if any;

(viii)            a Joint Instruction Letter instructing the Escrow Agent to release the Closing Escrow Amount to Seller, duly executed by Seller; and

(ix)            such other documents, instruments and writings as may be reasonably required to be delivered by Seller to Buyer at Closing to effect the transactions contemplated by this Agreement;

(b)            At the Closing, Opco shall:

(i)            Pay to Seller, in cash by wire transfer of immediately available funds to the account or accounts designated by Seller, an amount equal to the Adjusted Purchase Price as set forth on the Closing Statement minus the Escrow Amount; provided, that the Escrow Indemnity Amount will be held for release until the Escrow Release Date pursuant to Section 9.5(c) and the Escrow Agreement.

(ii)            deliver to Seller:

(A)            a certificate dated as of the Closing Date duly executed by an officer of Buyer regarding the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b), substantially in the form attached hereto as Exhibit E;

(B)            [Reserved];

(C)            a Joint Instruction Letter instructing the Escrow Agent to release the Closing Escrow Amount to Seller, duly executed by Buyer; and

(D)            such other documents, instruments and writings as may be reasonably required to be delivered by Buyer to Seller at Closing to effect the transactions contemplated by this Agreement.

2.6            Closing. Subject to Section 8.1, the closing of the sale and transfer of the Acquired Interests to Opco as contemplated by this Agreement (the “Closing”) shall take place electronically through the exchange of facsimile electronic transmittal (PDF) copies of documents via e-mail (with hard copies of such documents to be delivered as requested by each Party) on September 13, 2023 (the “Scheduled Closing Date”), or if all conditions to the obligations of the Parties set forth in Section 7.1 and Section 7.2 to be satisfied prior to Closing have not yet been satisfied or waived on the Scheduled Closing Date, within three (3) Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.7            Escrow.

(a)            Within one (1) Business Day after the execution and delivery of this Agreement, Opco will pay to the Escrow Agent in cash, by wire transfer of immediately available funds, an earnest money deposit equal to ten percent (10%) of the Unadjusted Purchase Price (together with any interest or other amounts earned on such amount, the “Escrow Amount”) to be deposited in the Escrow Account pursuant to the Escrow Agreement. At Closing, the Escrow Amount will be applied against the Unadjusted Purchase Price in accordance with Section 2.5(b)(i) and the Escrow Indemnity Amount shall remain in escrow and be distributed in accordance with Section 9.5(c). If Closing does not occur, then the Escrow Amount shall be otherwise distributed by the Escrow Agent in accordance with Section 8.3.

(b)            At Closing, Opco will deposit into the Escrow Account any Title Defect Value related to Curable Properties and disputed Title Defects or disputed Title Defect Values, pursuant to the Escrow Agreement. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of the cure of any Title Defects affecting the Curable Properties pursuant to Section 2.4(d)(i)(B), Buyer and Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Escrow Amount to Seller, the Title Defect Value with respect to such Curable Properties to the extent such Title Defect is cured during the Cure Period. No later than five (5) Business Days following the resolution (including by resolution of the Parties) of any disputed Title Defect or Title Defect Value pursuant to Section 2.4(d)(ii)(C), as applicable, Buyer and Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Escrow Agent to release from the Escrow Amount the amounts so determined to be owed to either Party with respect to such disputed matter. Only upon final resolution of all matters for which funds were deposited into the Escrow Account as a result of Title Defects asserted by Seller, and the release to Seller of all such amounts due to Seller from the Escrow Account, then, Seller and Buyer shall execute a Joint Instruction Letter instructing the Escrow Agent to release from the Escrow Account the then-remaining Title Defect Value(s), including any attributable to a Curable Property which was not cured on or prior to the end of the Cure Period, if any, to Opco.

(c)            Releases of any portion of the Escrow Amount shall be made only in accordance with (i) written instructions that are jointly signed by Seller and Buyer, which instructions shall be in a form that complies with the requirements of the Escrow Agreement (a “Joint Instruction Letter”), and (ii) requirements in the Escrow Agreement relating to a final order, and, in each case, Article 9, and shall specify the amount of the Escrow Amount to be released and the Person or Persons to whom such Escrow Amount shall be released.

(d)            In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern. If any Party receives a release of any portion of either the Escrow Amount to which it is not entitled pursuant to the terms of this Agreement, such Party shall (i) if another Party is entitled to such Escrow Amount at that time, transfer such Escrow Amount to such other Party, or (ii) if no other Party is entitled to such Escrow Amount at that time, deposit such Escrow Amount with the Escrow Agent.

2.8            Post-Closing Adjustment.

(a)            Revised Closing Statement. On or before the date that is one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a revised Closing Statement setting forth its assessment of (i) the final amounts described in Sections 2.2(a) and 2.2(b) and the amount of Seller Transaction Expenses actually funded by Buyer, in each case as of or on the Closing Date, as applicable and (ii) the amount of all Asset Taxes allocable to Buyer pursuant to Section 6.8(a) but paid or economically borne by Seller (if any), (iii) the amount of all Asset Taxes allocable to Seller pursuant to Section 6.8(a) but paid or economically borne by Buyer (if any) and (iv) all Buyer Entitlements, Buyer Obligations, Seller Entitlements and Seller Obligations then known to Buyer. Buyer shall provide to Seller such data and information as Seller may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Buyer’s personnel, including internal accountants, during normal business hours) to permit Seller to perform or cause to be performed an audit of the revised Closing Statement, at Seller’s expense. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Seller unless Seller gives Notice of its disagreement (“Notice of Disagreement”) to Buyer prior to the Final Settlement Date, it being understood that the Notice of Disagreement shall not include matters contemplated by Section 2.4. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer by the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.8(b) below) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Independent Accountant’s Closing Statement (as hereinafter defined) is issued by the Independent Accountant (as hereinafter defined).

(b)            Final Closing Statement. During the thirty (30) days following the date upon which Buyer receives a Notice of Disagreement, Seller and Buyer shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP (the “Independent Accountant”) for review and final and binding resolution. If BDO USA, LLP is unable or unwilling to serve as an arbitrator hereunder, then Seller and Buyer shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party in any material matter at any time during the two-year period of time immediately preceding its designation hereunder, to serve as the Independent Accountant. Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Independent Accountant, each submit a written brief to the Independent Accountant (and a copy thereof to the other Party on the same day) with proposed Dollar figures for settlement of the disputes as to the amount of the Purchase Price Adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 2.8(a). The hearing shall be conducted on a confidential basis. The Independent Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and such written briefs and which remain in dispute and the Independent Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement. In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 2.8(b) and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 2.8(a). The Independent Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Purchase Price Adjustment and shall issue the Final Closing Statement (as defined below) reflecting such decision, which shall set forth the Purchase Price Adjustment and the Adjusted Purchase Price as determined by the Independent Accountant pursuant to this Section 2.8(b). The decision of the Independent Accountant shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that the Independent Accountant is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or to have manifestly violated the express terms of this Section 2.8(b) (including the related defined terms set forth in Section 1.1). The cost of any arbitration (including the fees and expenses of the Independent Accountant) under this Section 2.8(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Independent Accountant. The fees and disbursements of Buyer’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer and the fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.8(a), as prepared by Buyer and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Independent Accountant, the Independent Accountant’s Closing Statement (“Independent Accountant’s Closing Statement”) as described in this Section 2.8(b).

(c)            Final Settlement. If the Adjusted Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.3 exceeds the Adjusted Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, then Seller shall pay Opco such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent (3%) per annum calculated and payable in accordance with Section 2.8(d). If the Adjusted Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, exceeds the Adjusted Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.3, then Opco shall pay Seller such excess amount, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent (3%) per annum calculated and payable in accordance with Section 2.8(d). Any adjustments to the Adjusted Purchase Price made pursuant to this Section 2.8(c) shall be paid by wire transfer of immediately available funds to an account specified by the Party to whom such payment is owed within five (5) Business Days after the Final Settlement Date.

(d)            Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the applicable interest rate on the basis of a year of three hundred sixty five (365) days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.9            Purchase Price Allocation; Tax Treatment.

(a)            The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) Income Tax purposes, the Acquired Company is a disregarded entity and, accordingly, that Opco shall be treated as acquiring the Company Assets upon Opco’s acquisition of the Acquired Interests. Seller shall prepare and deliver to Buyer, within sixty (60) days after the Final Settlement Date, an allocation of the Adjusted Purchase Price, the assumed obligations and any other items that are treated as consideration for U.S. federal Income Tax purposes among the Company Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and in a manner consistent with the Allocated Values (the “Allocation”). Buyer shall have twenty (20) days from the receipt of the Allocation or any update thereto to review and comment on the Allocation. If Buyer disputes any items in the proposed Allocation, Seller and Buyer shall use commercially reasonable efforts to agree on such Allocation within twenty (20) days after receipt of any written changes proposed by Buyer. If Seller and Buyer are unable to agree upon such Allocation within such twenty-day period, then any disputed items in such Allocation shall be resolved under the procedures described in Section 2.8(b). Once Buyer and Seller agree to the Allocation or the Allocation is determined by the Independent Accountant, as applicable, Seller and Buyer shall report consistently with such Allocation (as revised to take into account subsequent adjustments to the Adjusted Purchase Price) in all Tax Returns, including IRS Form 8594, which Seller and Buyer shall timely file with the IRS, and neither Seller nor Buyer shall take any position in any return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

2.10            Payments.

(a)            Opco shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets from and after the Effective Time (collectively, the “Buyer Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Company from and after the Effective Time (the “Buyer Obligations”). For a period of twenty-four (24) months from and after Closing, Seller shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Company Assets prior to the Effective Time (collectively, the “Seller Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses incurred by the Acquired Company prior to the Effective Time (the “Seller Obligations”).

(b)            Without duplication of any item that is accounted for in Sections 2.2, Section 2.4 or 2.8, if: (i) Seller or any of its Affiliates receives any payment with respect to the Buyer Entitlements, Seller shall, or shall cause its applicable Affiliates to, promptly (but no later than thirty (30) days after the end of the month in which Seller receives such Buyer Entitlement) remit such payment to Opco or its designated Affiliate; and (ii) Seller receives any invoices, bills or other requests for payment from any Third Party in respect of the Buyer Obligations, Seller shall send such requests for payment to Opco and Opco shall promptly remit payment for such request to such Third Party.

(c)            For a period of twenty-four (24) months from and after Closing, and without duplication of any item that is accounted for in Sections 2.2, 2.4 or 2.8, if: (i) Opco or any of its Affiliates receives any payment with respect to the Seller Entitlements, Opco shall, or shall cause its applicable Affiliates to, promptly (but no later than thirty (30) days after the end of the month in which Opco or its Affiliate receives such Seller Entitlement) remit such payment to Seller or its designated Affiliate; and (ii) Opco receives any invoices, bills or other requests for payment from any Third Party in respect of the Seller Obligations, Opco shall send such requests for payment to Seller and Seller shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

ARTICLE 3
Representations and Warranties Relating to Seller

Seller hereby represents and warrants to Buyer as follows:

3.1            Organization of Seller; Legal Capacity. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado. Seller has the requisite organizational power (corporate or otherwise) and authority to own, lease and otherwise hold its assets and to conduct its business as it is now being conducted.

3.2            Authorization; Enforceability. Seller has full capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement and the other Transaction Documents to which Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Seller is a party has been or shall be duly and validly executed and delivered by Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3            No Conflict; Consents. Except as set forth in Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not and, with respect to clauses (a), (c), (d), and (e) below, do not materially and shall not materially:

(a)            violate any Law applicable to Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for Customary Post-Closing Consents;

(b)            conflict with or violate any Organizational Document of Seller;

(c)            require any filing with, or the giving of any notice to, any Person;

(d)            require any consent or approval of any Person; or

(e)            conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on the Acquired Interests, in each case under the terms, conditions or provisions of any Contract to which Seller is a party or by which Seller may be bound.

3.4            Litigation. As of the Execution Date, there are no Proceedings pending or, to the Knowledge of Seller, threatened in writing, in which Seller is or may be a party affecting the execution and delivery by Seller of this Agreement or the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

3.5            Ownership of Acquired Interests.

(a)            Seller holds of record and owns beneficially, and has good and valid title to, Seller’s Acquired Interests, free and clear of all Liens (other than restrictions on transfer arising under state and federal securities Laws or the Organizational Documents of the Acquired Company). Seller has full power and authority to sell, transfer, assign and deliver the Acquired Interests to Opco, and, at the Closing, will convey to Opco good and valid title to the Acquired Interests free and clear of any and all Liens, other than restrictions on transfer arising pursuant to federal and state securities laws and Permitted Encumbrances.

(b)            Neither Seller nor any of its Affiliates is party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that would require Seller to sell, transfer, provide notice to a Person or otherwise dispose of Seller’s Acquired Interests. Neither Seller nor any of its Affiliates is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of Seller’s Acquired Interests.

3.6            Brokers’ Fees. Neither Seller nor any of their Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer or, following the Closing, the Acquired Company will have any responsibility whatsoever (except as expressly contemplated in Section 2.3(b)).

ARTICLE 4
Representations and Warranties Relating to the Acquired Company

Seller hereby represents and warrants to Buyer as follows:

4.1            Organization. The Acquired Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Colorado and has the requisite organizational power and authority to own the Company Assets owned by the Acquired Company, as applicable, and to conduct its business as it is now being conducted. The Acquired Company is duly licensed or qualified in each jurisdiction in which the ownership of the Company Assets owned by the Acquired Company or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Seller has made available to Buyer complete and correct copies of all Organizational Documents of the Acquired Company, including any amendments thereto, and such Organizational Documents are in full force and effect. The Acquired Company is in material compliance with the terms and conditions of its own Organizational Documents.

4.2            No Conflict; Consents. Except (i) as set forth in Schedule 4.2 or (ii) with respect to clauses (a), (c), (d) and (e) below, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)            Violate any Law applicable to the Acquired Company or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)            conflict with or violate any Organizational Document of the Acquired Company;

(c)            require any filing with, or the giving of any notice to, any Person;

(d)            require any consent or approval of any Person; or

(e)            conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on any assets of the Acquired Company, in each case under the terms, conditions or provisions of any Contract or oil, gas and/or other Hydrocarbon lease to which the Acquired Company is a party or by which the Acquired Company or Company Assets owned by the Acquired Company may be bound.

4.3            Capitalization.

(a)            Schedule 4.3(a) sets forth all of the Acquired Interests of or in the Acquired Company. The Acquired Interests constitute all of the issued and outstanding equity interests of the Acquired Company. Seller is the only member of the Acquired Company. Seller’s Acquired Interests were validly issued and are fully paid (to the extent required under the Acquired Company Organizational Documents), non-assessable (except as such non-assessability may be affected by applicable Law) and free of preemptive rights. Seller’s Acquired Interests were issued in compliance with applicable Laws.

(b)            There are no (i) outstanding membership interests or other equity interests of the Acquired Company, other than the Acquired Interests, (ii) outstanding securities of the Acquired Company convertible into, exchangeable or exercisable for membership interests or other equity interests of the Acquired Company, (iii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from the Acquired Company, or obligations of the Acquired Company to issue or sell, any membership or other equity interests or other securities, including securities convertible into or exchangeable for membership or other equity interests or other securities of such entity, (iv) equity equivalents, interests in the ownership or earnings or other similar rights of or with respect to the Acquired Company, (v) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of the Acquired Interests on any matter or (vi) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the Acquired Interests. The Acquired Interests are not certificated.

(c)            The Acquired Company does not own, directly or indirectly, any capital stock or equity interests (excluding ownership of marketable securities or similar investment accounts) of any other Person. The Acquired Company does not have a joint venture or other similar interests in any Person or obligations, whether contingent or otherwise, to consummate any material investment in any Person.

4.4            Litigation. Except as set forth on Schedule 4.4, as of the Execution Date neither the Acquired Company nor any Company Asset (a) is subject to any outstanding Order, (b) is subject to a Proceeding or (c) to the Knowledge of Seller, is subject to any written threat of any Proceeding.

4.5            Financial Statements.

(a)            Schedule 4.5(a) sets forth true and complete copies of the audited consolidated balance sheets for Seller and the Acquired Company as of December 31, 2021 and 2022, together with the related audited consolidated statements of operations, members’ equity and cash flow for the years then-ended, in each case including all notes and schedules thereto, for the periods then ended (the “Audited Financial Statements”). Except as set forth on Schedule 4.5(a), the Audited Financial Statements have been prepared from the books and records of the Acquired Company in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the notes thereto) and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Seller as of, and for the periods ended on, the applicable dates set forth therein.

(b)            Schedule 4.5(b) sets forth a true and complete copy of the unaudited consolidated balance sheet for Seller and the Acquired Company as of March 31, 2022 and 2023, together with the related unaudited consolidated statements of operations, members’ equity and cash flow for the three (3)-month then-ended (the “Unaudited Financial Statements”). Except as set forth on Schedule 4.5(b), the Unaudited Financial Statements of Seller have been prepared from the books and records of Seller in accordance with GAAP (except that such Unaudited Financial Statements do not contain all footnotes required under GAAP) and on a basis and using principles consistent with the preparation of the Audited Financial Statements and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Seller as of, and for the periods ended on, the applicable dates set forth therein, except for normal year-end adjustments.

(c)            Since December 31, 2022, the Acquired Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(d)            The Acquired Company does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for, reflected or reserved on the Audited Financial Statements, (ii) liabilities that have arisen after December 31, 2022 in the Ordinary Course, (iii) liabilities that constitute Indebtedness for Borrowed Money that will be paid off at the Closing or (iv) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Seller Material Adverse Effect.

4.6            Absence of Certain Changes.

(a)            Since December 31, 2022, there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Seller Material Adverse Effect.

(b)            Since December 31, 2022, except as set forth in Schedule 4.6(b), the Acquired Company has not taken or permitted to occur any of the actions referred to in Section 6.1(b), other than (i) oil, gas and/or other Hydrocarbon leases entered into in the Ordinary Course and (ii) the establishment or amendment of pools or units in the Ordinary Course.

4.7            Taxes.

(a)            (i) All material Tax Returns required to be filed by the Acquired Company, including with respect to the Asset Taxes, prior to the date hereof have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes, including material Asset Taxes, owed by the Acquired Company prior to the date hereof, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Interests or Company Assets that arose in connection with any failure by the Acquired Company to pay any Tax and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)            There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to the Acquired Interests or the Acquired Company, including Asset Taxes, that has been commenced or is presently pending.

(c)            There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of the Acquired Company, including any Asset Taxes.

(d)            No claim has ever been made against the Acquired Company by a taxing authority in a jurisdiction where the Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to Taxes assessed by such jurisdiction.

(e)            No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to the Acquired Company or the Company Assets.

(f)            The Acquired Company is not a party to, or bound by, any Tax indemnity, Tax allocation, Tax sharing or other similar agreement or arrangement that will have effect on or after the Closing, and the Acquired Company does not have any liability to another party under any such agreement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

(g)            The Acquired Company (i) has never been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any group the common parent of which was Seller) or (ii) has any liability for the Taxes of any Person as a transferee or successor, by Contract or pursuant to any Law, in each case, which Taxes relate to an event or transaction occurring before the Closing.

(h)            At all times since its formation through the date hereof, the Acquired Company has been treated as an entity disregarded from its sole owner for U.S. federal Income Tax purposes and for purposes of any applicable state and local Income Taxes that follow the U.S. federal Income Tax treatment of disregarded entities.

(i)            Except as set forth on Schedule 4.7, None of the Company Assets is subject to any Tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and no transfer of any part of the Company Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any partnership for U.S. federal Income Tax purposes.

4.8            Contracts.

(a)            As of the date hereof, Schedule 4.8(a) includes a list of each of the Seller Material Contracts. “Seller Material Contract” means any of the following Contracts to which the Acquired Company is a party or by which the Acquired Interests or Company Oil and Gas Properties are bound or subject:

(i)            Contracts involving obligations of, or payments to or from, the Acquired Company after the date hereof, individually or in the aggregate, in excess of one hundred thousand Dollars ($100,000);

(ii)            Contracts restricting, in any material respect, the Acquired Company (or, following the Closing, any Affiliate of the Acquired Company) from freely engaging in any business or competing anywhere;

(iii)            Contracts evidencing Indebtedness for Borrowed Money;

(iv)            Contracts guaranteeing any obligation of another Person;

(v)            Contracts between the Acquired Company, on the one hand, and any Affiliate of the Acquired Company or any officer, director, manager or employee of the Acquired Company or Affiliate of the Acquired Company or any immediate family member of any such individual, on the other hand;

(vi)            Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Company Oil and Gas Properties or the Acquired Company;

(vii)           Contracts for any Hedging Transactions that will remain outstanding after Closing;

(viii)          Any agreement of indemnification, surety or guarantee by the Acquired Company on behalf of another Person or the assumption of any Tax, environmental or other liability of any Person;

(ix)            Contracts to sell, exchange or otherwise dispose of all or any part of the Company Assets on or after the Effective Time; and

(x)            Any production sharing agreements, farmout, farmin, development and operating agreements, to the extent in Seller’s possession or control.

(b)            Each Seller Material Contract constitutes the legal, valid and binding obligation of Seller and/or the Acquired Company, on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Seller nor the Acquired Company party thereto, as applicable, is in material breach or default of its obligations under any Seller Material Contracts. To the Knowledge of Seller, (i) no material breach or material default by any Third Party exists under any Seller Material Contract and (ii) no counterparty to any Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Seller Material Contract. Prior to the execution of this Agreement, true, correct and complete copies of all Seller Material Contracts and all amendments thereto have been made available to Buyer.

4.9            Environmental Matters.

(a)            To the Knowledge of Seller, the Acquired Company’s ownership of the Company Assets is in material compliance with applicable Environmental Laws, and have been during its period of ownership, as applicable, except for where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)            To the Knowledge of Seller, there are no environmental conditions that would reasonably be expected to form the basis for the assertion of any material claim, material investigative, remedial or corrective obligations or other material liabilities against the Acquired Company or related to the Acquired Company’s ownership of the Company Assets under any Environmental Law, including OPA90, CERCLA or any similar applicable Law with respect to any on-site or off-site location, except for where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c)            The Acquired Company has not received any written notice from a Governmental Authority or Third Party that remains unresolved alleging a material violation of or material non-compliance with any Environmental Law or any material permit issued pursuant to Environmental Law.

(d)            The Acquired Company is not subject to any pending or, to the Knowledge of Seller, threatened in writing Proceeding under or related to any Environmental Law (including any such Proceeding related to designation as a potentially responsible party under CERCLA or any similar local or state law).

4.10            Compliance with Laws. To the Knowledge of Seller, the Acquired Company is and has been for the period of the Acquired Company’s applicable ownership of the Company Oil and Gas Properties, in compliance in all material respects with all applicable Laws. Neither Seller nor the Acquired Company have received a written notice of a material violation of any Law that is applicable to the Company Oil and Gas Properties and that has not been (or will be prior to Closing) corrected or settled. Notwithstanding any provision in this Section 4.10 (or any other provision of this Agreement) to the contrary, Section 4.7 and Section 4.9 shall be Seller’s exclusive representations and warranties with respect to Taxes and environmental matters, respectively, as well as to related matters, and Seller makes no other representations or warranties with respect to such matters, including under this Section 4.10.

4.11            Special Warranty. Except for Permitted Encumbrances, the Acquired Company represents and warrants that the Acquired Company owns Defensible Title to the Company Oil and Gas Properties solely against any Person lawfully claiming or attempting to claim the same or any part thereof, by, through or under the Acquired Company or any of its Affiliates, but not otherwise (the representation set forth in this Section 4.11, the “Special Warranty of Title”).

4.12            No Transfers. Except as set forth on Schedule 4.12, from and after December 31, 2022 until the Execution Date, the Acquired Company has not sold, conveyed or otherwise transferred the Company Assets nor agreed to any such sale, conveyance or transfer, except as contemplated herein; provided that neither the Acquired Company’s (i) entry into an oil, gas and/or other Hydrocarbon lease or (ii) establishment or amendment of a pool or unit in the Ordinary Course shall be a transfer for purposes of this Section 4.12.

4.13            No Cost-Bearing Interests. Except as set forth on Schedule 4.13, the Company Assets do not include any unleased mineral interest where Seller has agreed to, or Buyer will have to, bear a share of drilling or operating costs as a participating mineral owner from and after the Effective Time, other than instances where the Company Assets have been forcepooled under applicable Law and the Acquired Company’s share of drilling, operating or other costs as a participating mineral owner in such pooled unit are set off against the Acquired Company’s share of the proceeds of production attributable to such pooled unit.

4.14            No Employees or Plans. Since its inception, the Acquired Company has never had any employees. The Acquired Company does not maintain, sponsor or contribute to, nor is the Acquired Company required to contribute to, any Employee Benefit Plan. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of the Acquired Company with respect to any Employee Benefit Plan now maintained or previously maintained by any ERISA Affiliate of the Acquired Company, other than reimbursements of costs as may be provided in intercompany service agreements with Seller or its Affiliates.

4.15            Bank Accounts. Schedule 4.15 sets forth a complete and accurate list of all deposit, demand, savings, passbook, lock box or similar accounts maintained by or on behalf of the Acquired Company with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

4.16            Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened against Seller.

ARTICLE 5
Representations and Warranties Relating to Buyer

Buyer hereby represents and warrants to Seller:

5.1            Organization of Buyer. KRP is a limited partnership and Opco is a limited liability company, in each case, duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority to own the Buyer Assets and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified in each jurisdiction in which the ownership of the Buyer Assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer has made available to Seller complete and correct copies of all Organizational Documents of Buyer, including any amendments thereto, and such Organizational Documents are in full force and effect.

5.2            Authorization; Enforceability. Buyer has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of Buyer, and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents to which Buyer is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Buyer is a party has been or shall be duly and validly executed and delivered by Buyer, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3            No Conflict; Consents. Buyer is in material compliance with the terms and conditions of its Organizational Documents. Except as set forth in Schedule 5.3 or as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not:

(a)            violate any Law applicable to Buyer or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)            conflict with or violate any Organizational Document of Buyer;

(c)            require any filing with, or the giving of any notice to, any Person;

(d)            require any consent or approval of any Person; or

(e)            conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice, the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien on any assets of Buyer, in each case under the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer may be bound.

5.4            Brokers’ Fees. Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Seller or their Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

5.5            Funds. On the Closing Date, Buyer will have, through a combination of cash on hand and availability under the Buyer’s A&R Credit Agreement, funds sufficient to fund the aggregate Dollar amount constituting the Unadjusted Purchase Price and to satisfy the related costs and expenses arising in connection with the consummation of the transactions contemplated by this Agreement.

5.6            BUYER’S INDEPENDENT INVESTIGATION; DISCLAIMER. BUYER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE ACQUIRED Company AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE ACQUIRED Company. BUYER IS (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF Seller SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, AND BUYER:

(a)            ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY Seller, THE ACQUIRED COMPANY OR EITHER OF their RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)            ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF Seller SET FORTH IN ARTICLE 3 AND ARTICLE 4 OF THIS AGREEMENT, NONE OF SELLER, the ACQUIRED COMPANY OR either of their RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF Seller OR ANY OF Its AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”). SOLELY TO THE EXTENT SUCH INFORMATION IS NOT THE EXPRESS SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, BUYER HAS NOT RELIED ON SUCH INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND Seller and its affiliates AND REPRESENTATIVES shall HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(c)            ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (III) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF Seller SET FORTH HEREIN, BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE 6
Covenants

6.1            Conduct of Seller’s Business.

(a)            Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 6.1 or (iii) for any actions required to be taken by the Acquired Company pursuant to Law, between the Execution Date and the Closing, without the prior written consent of Buyer, in each case which shall not be unreasonably withheld, conditioned, or delayed, Seller shall cause the Acquired Company to (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of the Acquired Company in the usual, regular and ordinary manner and in accordance with the usual accounting practices of the Acquired Company.

(b)            Restricted Activities. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that if Buyer fails to reject in writing a request for consent from Seller within five (5) Business Days of Seller’s Notice requesting such consent, Buyer shall be deemed to have provided such consent), between the Execution Date and the Closing, Seller shall cause the Acquired Company not to:

(i)             amend its Organizational Documents;

(ii)            adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)            change its accounting methods, policies or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Seller to Buyer;

(iv)            acquire by merger, consolidation, purchase or otherwise any equity interests in any Person, purchase substantially all the assets of or otherwise acquire any business or division of any Person, or make any loan or advance to, or capital contribution or other investment in, any other Person (other than equity investments in the Acquired Company), including the formation of any joint ventures;

(v)            offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (A) Company Assets or Acquired Interest or other equity interest in the Acquired Company, (B) securities convertible into any Acquired Interest or other equity interests or (C) rights, warrants, commitments or options to acquire any Company Assets or Acquired Interest or other equity interests;

(vi)            (A) declare, set aside or pay any dividends (other than cash dividends payable and actually paid prior to the Closing) on, or make any other distribution in respect of any Acquired Interests (whether in cash, stock, or property or any combination thereof, but other than cash distributions made to Seller prior to Closing), (B) adjust, split, combine or reclassify any Acquired Interests or other equity interests in the Acquired Company or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, the Acquired Interests or other equity interests in the Acquired Company;

(vii)          enter into any derivative, option, hedge or futures Contracts;

(viii)         enter into any new line of business;

(ix)            incur any Indebtedness for Borrowed Money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Acquired Companies;

(x)            hire any employees;

(xi)            enter into any Contract (A) that would constitute a Seller Material Contract, (B) that restrains, limits or impedes the Acquired Company’s ability to compete with or conduct any business or line of business, including geographic limitations on the Acquired Company’s activities or (C) with Seller or an Affiliate of Seller, in each case other than Contracts with respect to Excluded Assets or Contracts that will be terminated prior to the Closing with no ongoing liability applicable to the Acquired Company;

(xii)            terminate (other than terminations based on the expiration without any affirmative action by Seller or that do not result in any material liability to the Acquired Company), cancel, materially amend or modify any Seller Material Contract;

(xiii)           terminate (other than terminations based on the expiration without any affirmative action by Seller or that do not result in any material liability to the Acquired Company), cancel, materially amend or materially modify any oil, gas and/or other Hydrocarbon lease or any instrument creating or evidencing an interest in Hydrocarbons, or voluntarily waive or release any material right with respect to the foregoing;

(xiv)          commence any Proceeding or settle or compromise any Proceedings other than those that provide for a complete release of the Acquired Company from all claims subject to such dispute and do not provide for any admission of liability by the Acquired Company;

(xv)           enter into, execute or extend any oil, gas and/or Hydrocarbon leases or otherwise take any action that could result in the receipt of lease bonuses, delay rentals or similar payments;

(xvi)          make or change any material Tax elections with respect to the Company Assets or the Acquired Company, except as required by applicable Law; or

(xvii)         agree, whether in writing or otherwise, to do any of the foregoing.

(c)            Notwithstanding the above provisions of Section 6.1, prior to Closing, Seller may, and may cause its Affiliates to, (i) remove all cash and cash equivalents from the Acquired Company in such manner as Seller shall determine, provided that such removal does not impose any liability or obligation on the Acquired Company that will survive the Closing, or create any Lien on any Company Asset and (ii) take all necessary actions to wind up or otherwise terminate any and all Hedging Transactions to which the Acquired Company is a party.

(d)            Requests for approval of any action restricted by this Section 6.1 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyer:

Matt Daly

Kimbell Royalty Group

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Email: [***]

6.2            Access; Confidentiality.

(a)            To the extent related to the Acquired Company or the Company Assets, from and after the date hereof until the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 6.2 and obtaining any Required Consents of Third Parties (which consents Seller shall use commercially reasonable efforts to obtain; provided, that Seller shall not be required to make any payments therefor), Seller shall provide Buyer and Buyer’s Representatives access to the Records that are in Seller’s or its Affiliate’s possession or control at such time (the “Assessment”); provided, however, such access shall not materially interfere with the Acquired Company ownership of the Company Assets in the Ordinary Course. Any Assessment conducted by Buyer or on behalf of Buyer hereunder shall be conducted at Buyer’s sole cost, risk and expense and any conclusions resulting from any such Assessment shall be deemed to result solely from Buyer’s own independent review and judgment. Subject to the express representations and warranties contained in Article 4, Seller shall not be deemed by Buyer’s receipt of the Records in connection with any Assessment to have made any representation or warranty, express, implied or statutory, as to the Company Assets or the accuracy of such Records or the information contained therein.

(b)            All information obtained by and access granted to Buyer and its representatives under this Section 6.2 shall be subject to the terms of Section 6.9.

(c)            Contact with Business Relations. Prior to the Closing, Buyer and Buyer’s Representatives shall contact and communicate with the business relations of the Acquired Company and its Affiliates in connection with the transactions contemplated hereby only with the prior written consent of Seller, such consent not to be unreasonably withheld. Upon request by Buyer, to the extent such consent is granted, Seller shall use commercially reasonable efforts to facilitate communications between Buyer and the employees, customers, suppliers and other business relations of Seller.

6.3            Books and Records. No later than thirty (30) days after Closing, Seller shall deliver to Buyer all Records that are in possession of Seller, except for the Excluded Records. From and after the Closing Date, subject to Section 6.9(a), Seller may (at Seller’s sole cost and expense) retain a copy of any or all of the Due Diligence Information and all other books and records relating to the business or operations of the Acquired Company on or before the Closing Date that are required by Seller to comply with legal obligations or that relate to the Excluded Assets.

6.4            Insurance. Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Seller and its Affiliates related to the Acquired Company shall be terminated or modified to exclude coverage of the Acquired Company, and, as a result, it shall be the obligation of Buyer to obtain at its sole cost and expense replacement insurance effective from and after the Closing. Seller shall pursue, and shall cause its Affiliates to pursue, on behalf of and for the benefit of the Acquired Company, any recovery under any such insurance policy with respect to any event or occurrence during the Interim Period; provided, that if such recovery occurs subsequent to the Closing, Seller shall pay to Buyer the amount of such recovery upon thereof by Seller or one of its Affiliates.

6.5            Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. Following the Closing, the Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions and effectuate the conveyance of the Acquired Company contemplated by this Agreement in accordance with the terms hereof.

6.6            Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Seller; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable securities or other Laws or under the rules of any stock or commodities exchange after consultation with the other Party; provided, further, that nothing in this Section 6.6 will preclude (a) any Party, their Affiliates or their Representatives from making any “tombstone” or similar advertisement that does not state the Unadjusted Purchase Price or Adjusted Purchase Price, any component thereof, or the manner of its determination with the prior written consent of Buyer or Seller, which consent will not be unreasonably conditioned, delayed, or withheld, (b) any Party from discussing (on a confidential basis) the return on any underlying investment with respect to the Acquired Company and the acquisition or disposition of the Acquired Company in connection with legitimate fundraising activities or fund performance reporting to current or prospective investors, lenders, or partners post-Closing, (c) any Party from communicating with its employees on a confidential basis.

6.7            Fees and Expenses; Transfer Taxes.

(a)            Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

(b)            Buyer shall be responsible for, and shall indemnify and hold harmless Seller against, any state or local transfer, sales (including bulk sales), use, real property transfer, controlling interest transfer, filing, value added, documentary, stamp, gross receipts, registration, conveyance, excise, recording, licensing, stock transfer stamps or other similar Taxes and fees arising out of or in connection with or attributable to the Opco’s acquisition of the Acquired Interests (the “Transfer Taxes”). All Tax Returns with respect to Transfer Taxes incurred in connection with this Agreement or otherwise in connection with the transactions contemplated hereunder shall be timely filed by the Party responsible for such filing under applicable law. Buyer and Seller shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

(c)            To the extent that the transactions contemplated under this Agreement are determined to involve a transfer of tangible personal property, Buyer and the Seller acknowledge and agree that such transactions constitute a sale of an identifiable segment of a business for purposes of Section 151.304 of the Texas Tax Code.

6.8            Taxes.

(a)            Each Party shall be responsible for and bear its own Income Taxes. Seller shall be allocated, retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes arising with respect to periods on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of allocation between the Parties of Asset Taxes for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C)) shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning on the day on which the Effective Time occurs (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs and the portion of the Straddle Period beginning on the day on which the Effective Time occurs. To the extent the actual amount of any Asset Taxes described in this Section 6.8(a) is not determinable on the Closing Date or the Final Settlement Date, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.8. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.8(a).

(b)            Except as required by applicable Law, Seller shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for all Tax periods that end before the Effective Time (regardless of when due) and any Straddle Period (to the extent such Tax Returns are required to be filed before the Closing Date). Buyer shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed with respect to Asset Taxes, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for any Straddle Period (to the extent such Tax Returns are required to be filed on or after the Closing Date). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Each Party shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law. Each Party shall provide the other Party with a copy of any Tax Return relating to any Straddle Period for such other Party’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Tax period, if such Tax Return is required to be filed less than ten (10) days after the close of such Tax period), and the filing Party shall incorporate all reasonable comments of such other Party provided to such filing Party in advance of the due date for the filing of such Tax Return. The Parties agree that (x) this Section 6.8(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes with respect thereto are paid to the applicable Governmental Authority, and (y) nothing in this Section 6.8(b) shall be interpreted as altering the manner in which Asset Taxes (other than any penalties, interest, or additions to Tax attributable to any Party’s breach of its obligations under this Section 6.8(b) which shall be borne by the breaching Party) are allocated to and economically borne by the Parties in accordance with Section 6.8(a).

(c)            Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Company and the Company Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Acquired Company and Company Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(d)            Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 6.8(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 6.8(a). If a Party receives a refund of Asset Taxes to which another Party is entitled pursuant to this Section 6.8(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(e)            Seller and Buyer shall have the right at any time prior to Closing to assign all or a portion of its respective rights under this Agreement to a Qualified Intermediary (as that term is defined in Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code; provided, that (i) the Closing shall not be delayed or affected by reason of such like-kind exchange or any actions taken by Seller or Buyer in connection with this Section 6.8(e), (ii) an assignment under this Section 6.8(e) shall not release any Party from its liabilities and obligations under this Agreement nor shall the consummation or accomplishment of such like-kind exchange be a condition to the Parties’ obligations under this Agreement; (iii) the non-assigning Party’s rights under this Agreement shall not be altered or diminished in any manner; (iv) the assigning Party shall indemnify, defend, and hold the non-assigning Party harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees and any additional Taxes, including Transfer Taxes) in connection with such like-kind exchange; and (v) neither Party represents to the other that any particular Tax treatment will be given to either Party as a result of any such assignment. In the event either Party assigns its rights under this Agreement pursuant to this Section 6.8(e), such Party agrees to notify the other Party in writing of such assignment at or before Closing. If Seller assigns rights under this Agreement for this purpose, Buyer agrees to (A) consent to such assignment of rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (B) pay all or a portion of the Adjusted Purchase Price and any adjustments thereto into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to (I) consent to Buyer’s assignment of rights in this Agreement in the form reasonably requested by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder (but in no event will Seller be required to transfer the Acquired Interests in any form other than through a transfer of the Acquired Interests and in no event will Seller be required to transfer the Acquired Interests to more than one transferee (i.e., all of the Acquired Interests will be transferred to a single transferee)), (II) accept all or a portion of the payments payable under this Agreement from the account designated by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (III) at Closing, subject to the limitations otherwise set forth herein, convey and assign directly to Buyer’s Qualified Intermediary or Buyer’s Exchange Accommodation Titleholder (as directed in writing) the Acquired Interests which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.

(f)            Buyer shall use its reasonable best efforts to, after Closing, notify each operator of each Company Oil and Gas Property associated with the Company Assets of the change of the employee identification number associated with the Acquired Company.

6.9            Confidentiality.

(a)            Buyer acknowledges that, pursuant to its right of access to the Records, as set forth in Section 6.2, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of this Section 6.9.

(b)            Subject to Section 6.6, for a period of one (1) year from and after the Closing Date, Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Buyer or the Acquired Company, except with the prior written consent of Buyer or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of Seller or any of its Affiliates committed following Closing or (ii) is lawfully acquired by Seller or any of its Affiliates from and after the Closing from sources which are not known to Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Buyer or the Acquired Company; provided, however, that (x) nothing shall prohibit Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) Seller and its Affiliates may discuss (on a confidential basis) the underlying investment with respect to the Acquired Company and the acquisition or disposition of the Acquired Company in connection with their respective legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners.

6.10            Notices to Escrow Agent. Seller and Buyer shall provide the Escrow Agent, as applicable, with such notices, directions and instructions (as are necessary for the Escrow Agent to fulfill its obligations set forth in the Escrow Agreement) in accordance with the provisions of this Agreement.

6.11            Company Indebtedness. In connection with, and at the time of, the Closing, as applicable, Seller shall obtain (x) a release of any Liens securing Indebtedness for Borrowed Money existing as of the Closing Date applicable to or in any way burdening the Company Assets and (y) a release of the Acquired Company as a borrower or guarantor to any credit agreement or similar financing agreement or arrangement to which the Acquired Company is subject or which would constitute Indebtedness for Borrowed Money of the Acquired Company.

6.12            No Shop. Until the earlier of the occurrence of Closing or the termination of this Agreement pursuant to Article 8:

(a)            Seller shall, and shall direct its Affiliates and its and its Affiliates’ Representatives to, immediately cease any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the Execution Date until the Closing, Seller shall not, and shall not authorize or permit any of its Affiliates or any of their respective Representatives to, and shall not resolve or propose to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition.

(b)            Seller shall not, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c)            For the purposes of this Agreement, “Third Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, of all or any part of the Acquired Company or any portion of the Company Assets.

6.13            Affiliate Contracts. Prior to the Closing, Seller shall cause the Acquired Companies to terminate, without liability or continuing obligation to the Acquired Companies, the Contracts listed on Schedule 6.13.

6.14            Delivery of Interim Financial Statements. As soon as reasonably practicable following the Execution Date (and in any event within thirty (30) days of the Execution Date), Seller shall deliver to Buyer unaudited consolidated balance sheets of Seller and the Acquired Company as of June 30, 2023 and 2022, together with the related consolidated unaudited statements of operations, members’ equity and cash flows for the six (6)-months then-ended.

ARTICLE 7
Conditions to Closing

7.1            Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)            Representations, Warranties, and Covenants. (i) The Seller Fundamental Representations will be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Seller made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Seller Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Seller Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b)            Performance. Seller shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing.

(c)            No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)            Closing Deliverables. Buyer shall have received the documents and certificates required under Section 2.5(a).

(e)            Debt Payoff Letters. In connection with, and at the time of, the Closing, as applicable, Seller shall have obtained (x) a release of any Liens securing Indebtedness for Borrowed Money existing as of the Closing Date applicable to or in any way burdening the Company Assets and (y) a release of the Acquired Company as a borrower or guarantor to any credit agreement or similar financing agreement or arrangement to which the Acquired Company is subject or which would constitute Indebtedness for Borrowed Money of the Acquired Company.

(f)            No Seller Material Adverse Effect. No Seller Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Seller Material Adverse Effect.

(g)            No Walk Right. Subject to Section 2.4, the Walk-Right Amounts shall not be, in the aggregate, more than the Walk-Right Threshold.

7.2            Conditions to the Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)            Representations, Warranties, and Covenants. (i) The Buyer Fundamental Representations will be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)            Performance. Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.

(c)            No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)            Closing Deliverables. Seller shall have received the documents and certificates required under Section 2.5(b).

(e)            No Walk Right. Subject to Section 2.4, the Walk-Right Amounts are not, in the aggregate, more than the Walk-Right Threshold.

ARTICLE 8
Termination

8.1            Termination. Subject to Section 8.2, at any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)            by the mutual written consent of Buyer and Seller;

(b)            by either Buyer or Seller, upon Notice to the other Party, if the Closing has not been consummated by October 13, 2023; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such Person’s breach of any representation, warranty or covenant set forth in this Agreement has been the cause of the Closing failing to occur by such date;

(c)            by Buyer, upon Notice to Seller, if (i) there has been a breach by Seller of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Seller within thirty (30) days after Notice thereof from Buyer, (ii) Buyer is ready, willing and able to perform all covenants to be performed by Buyer at Closing and (iii) Buyer is not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller set forth in Sections 7.2(a) or 7.2(b);

(d)            by Seller, upon Notice to Buyer, if (i)(A) there has been a breach by Buyer of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Seller set forth in Sections 7.2(a) or 7.2(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after Notice thereof from Seller, (B) Seller is ready, willing and able to perform all covenants to be performed by Seller at Closing and (C) Seller is not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer set forth in Sections 7.1(a) or 7.1(b) or (ii) (x) Buyer has failed to comply with its obligation to consummate the Closing within two (2) Business Days after the date on which it is obligated to consummate the Closing pursuant to Section 2.6, (y) all the conditions set forth in Article 7, other than the conditions to be satisfied a Closing, have been and continue to be satisfied or have been waived on the date on which Closing was to have occurred pursuant to Section 2.6 and (z) Seller stood ready, willing and able to consummate the Closing throughout such period;

(e)            subject to Section 2.4, by Seller or Buyer, if the Walk-Right Amounts exceed the Walk-Right Threshold;

(f)             by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction or other action shall have become final and non-appealable; or

(g)            by Seller, in the event that, prior to 5:00 p.m. local time in Houston, Texas on the date that is one (1) Business Day after the Execution Date, Buyer fails to fund into the Escrow Account the Escrow Amount pursuant to Section 2.7(a).

8.2            Effect of Termination. If a Party terminates this Agreement under Section 8.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect, except that the agreements contained in Article 1, this Article 8, Article 10, the provisions of Section 6.2, Section 6.6 and Section 6.7 shall survive termination hereof. No termination of this Agreement pursuant to Section 8.1 and nothing contained in this Section 8.2 shall relieve any Party to this Agreement of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder.

8.3            Remedies for Termination.

(a)            If Seller has the right to terminate this Agreement pursuant to Section 8.1(d), then Seller shall be entitled to either (i) terminate this Agreement (in which case, Seller shall receive the Escrow Amount from the Escrow Agent as liquidated damages, and the Parties shall cause the Escrow Agent to release the Escrow Amount to Seller), or (ii) in lieu of terminating this Agreement, seek specific performance of this Agreement. In the event Seller seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Seller shall have the right to terminate this Agreement (in which case, Seller shall receive the Escrow Amount from the Escrow Agent as liquidated damages, and the Parties shall cause the Escrow Agent to release the Escrow Amount to Seller). If Seller terminates this Agreement as described in this Section 8.3(a), upon such termination, Seller shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement. The Parties agree that the foregoing described liquidated damages in clause (i) of this Section 8.3(a) are reasonable considering all of the circumstances existing as of the date of this Agreement and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller. Buyer waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Seller and Buyer agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(a).

(b)            If Buyer has the right to terminate this Agreement pursuant to Section 8.1(c), then Buyer shall be entitled to (i) terminate this Agreement, receive return of the Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Escrow Amount to Buyer, and may recover the Termination Amount determined in accordance with Schedule 8.3(b), or (ii) in lieu of terminating this Agreement, seek specific performance of this Agreement (with Seller being paid the Adjusted Purchase Price as determined in accordance with this Agreement if specific performance is awarded). In the event Buyer seeks specific performance in accordance with the preceding sentence and specific performance is not granted, Buyer shall have the right to terminate this Agreement, receive return of the Escrow Amount from the Escrow Agent, in which case the Parties shall cause the Escrow Agent to release the Escrow Amount to Buyer, and may pursue a claim for actual damages against Seller in an amount up to the amount of the Escrow Amount. Seller waive any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Buyer and Seller agrees not to challenge any such equitable relief sought in accordance with this Section 8.3(b).

(c)            If Seller has the right to terminate this Agreement pursuant to Section 8.1(g), Buyer shall promptly pay to Seller an amount in cash equal to ten percent (10%) of the Unadjusted Purchase Price.

(d)            If this Agreement terminates for reasons other than those set forth in Sections 8.3(a), 8.3(b) or 8.3(c), then (i) the Parties shall have no liability or obligation hereunder as a result of such termination, (ii) each of the Parties shall, within five (5) Business Days of the date this Agreement is terminated, execute and deliver written instructions to the Escrow Agent instructing the Escrow Agent to return the Escrow Amount to Buyer free and clear of any claims thereon by Seller, and (iii) Seller shall be free immediately to enjoy all rights of ownership of the Acquired Interests and to sell, transfer, encumber or otherwise dispose of the Acquired Interests to any Person without any restriction under this Agreement.

(e)            Upon termination of this Agreement, (i) each Party shall return to the other Party or destroy (at the receiving Party’s option and expense) all confidential information furnished by or on behalf of a Party in connection with its due diligence investigation of the Acquired Interests or Buyer (as applicable) and (ii) an officer of the receiving Party shall promptly certify the receiving Party’s compliance with preceding clause (i) to the disclosing Party in writing.

ARTICLE 9
Indemnification

9.1            Survival of Representations, Warranties and Covenants. All representations and warranties set forth in this Agreement (and in each case the corresponding representations and warranties given in the certificates delivered at Closing pursuant to this Agreement) shall survive the Closing until the date that is one (1) year after the Closing Date. All covenants and agreements of the Parties contained herein shall terminate (a) upon the Closing, if performance is solely required prior to or concurrently with the Closing, and (b) upon the expiration by their terms of the obligations of the applicable Party under such covenant or agreement, if performance is required in the period from and after the Closing; provided, that the covenants contained in Section 6.1 and Section 6.2 shall survive the Closing until the date that is one hundred eighty (180) days after the Closing Date. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided that notwithstanding the limitations set forth in the two preceding sentences, with respect to any specific claim for indemnification hereunder delivered to the applicable Party in accordance with the terms hereof on or before the expiration of such survival period, such claim and the applicable Party’s obligation with respect thereto shall survive until resolved pursuant to the terms hereof.

9.2            Indemnification in Favor of Buyer.

(a)            Subject to the other terms of this Article 9, from and after the Closing Date, Seller agrees to and shall indemnify, defend and hold harmless Buyer, its Affiliates (including from and after the Closing the Acquired Company), and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from, without duplication:

(i)             any inaccuracy or breach of any representation or warranty made by Seller in Article 3 or Article 4 or in the certificate delivered by Seller pursuant to Section 2.5(a)(iii);

(ii)            any failure or breach of any covenant, agreement or undertaking made by Seller in this Agreement;

(iii)           Seller Taxes;

(iv)           The ownership, use or operation of the Excluded Assets; or

(v)            the matters set forth on Schedule 9.2(a)(v).

(b)            “Losses” means any and all liabilities, damages, fines, penalties, losses, Taxes, costs, expenses, claims, awards or judgments actually incurred, involving or otherwise suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable out of pocket fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation of such matters, and the costs of enforcement of the indemnity.

(c)            The Losses of the Buyer Indemnified Parties described in this Section 9.2 as to which the Buyer Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as the “Buyer Losses.”

(d)            Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.2, (i) an inaccuracy or breach of a representation or warranty (other than Section 4.5(d) or 4.6 or any reference to “Material” in the term “Seller Material Contract”) shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Seller Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i) but excluding and any reference to “Material” in the term “Seller Material Contract”) shall be determined without regard to any limitation or qualification as to materiality or Seller Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.3            Indemnification Obligations of Buyer.

(a)            Subject to the other terms of this Article 9, from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller, their Affiliates, their direct and indirect equity holders and their controlling persons, and each of their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from, without duplication:

(i)             any inaccuracy or breach of any representation or warranty made by Buyer in Article 5 or in the certificate delivered by Buyer pursuant to Section 2.5(b)(ii)(A);

(ii)            any failure or breach of any covenant, agreement or undertaking made by Buyer in this Agreement; and

(iii)           any Taxes allocable to Buyer under Section 6.8(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (1) the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.2 or Section 2.8, and (2) any payments from one Party to the other in respect of Asset Taxes pursuant to the last sentence of Section 6.8(a)).

(b)            The Losses of Seller Indemnified Parties described in this Section 9.3 as to which the Seller Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as “Seller Losses.”

(c)            Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 9.3, (i) an inaccuracy or breach of a representation or warranty shall be deemed to exist either if such representation or warranty is actually inaccurate or breached or would have been inaccurate or breached if such representation or warranty had not contained any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change), and (ii) the amount of Losses in respect of any breach of a representation or warranty (including any deemed breach resulting from the application of clause (i)) shall be determined without regard to any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

9.4            Indemnification Procedure.

(a)            Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any claim for Losses or the commencement of a Proceeding or audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer or Seller, as the case may be (in such capacity, Buyer or Seller is hereinafter referred to as an “Indemnifying Party”) of such claim, Proceeding or audit; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement except to the extent, and only to the extent, that such failure materially prejudices the Indemnifying Party. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) days after receiving such notice, to assume the defense of such Proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Proceeding on the terms provided above or to prosecute such defense in good faith or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Proceeding, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable best efforts to (x) diligently conduct the defense of any Proceeding for which it is maintaining the defense, (y) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Proceeding the defense of which they are maintaining and (z) cooperate in good faith with each other with respect to the defense of any such Proceeding; provided, that the Indemnified Party shall not be required to bring counter-claims or cross-claims against any Person.

(b)            No Indemnified Party may settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such Proceeding, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder that (A) does not result in a final, non-appealable, resolution of the Indemnified Party’s liability with respect to the Proceeding (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Proceeding) or (B) may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), which consent shall not be unreasonably withheld, conditioned or delayed.

(c)            A claim for indemnification by an Indemnified Party for any matter not involving a Proceeding by a Third Party may be asserted by Buyer (on behalf of the Buyer Indemnified Parties) or Seller (on behalf of the Seller Indemnified Parties), as applicable, by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. The Indemnifying Party shall have thirty (30) days from its receipt of the notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed disputed by the Indemnifying Party hereunder. If the Indemnifying Party notifies the Indemnified Party within such thirty (30) day period that it disputes the claim for such Losses, then the Indemnified Party may continue to seek remedies available to it on the terms and subject to the provisions of this Agreement.

9.5            Calculation, Timing, Manner and Characterization of Indemnification Payments; Escrow.

(a)            Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when Losses with respect thereto are incurred by the Indemnified Party and within fifteen (15) Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within fifteen (15) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 9 (whether because the Indemnifying Party admits or acknowledges liability or otherwise) or (ii) if disputed, the date of a Final Determination of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

(b)            Once a payment is owed and payable as set forth in Section 9.5(a), in circumstances where amounts are owing to any Buyer Indemnified Party from Seller in accordance with this Agreement, then Buyer and Seller shall execute a Joint Instruction Letter to instruct the Escrow Agent to pay such amount to Opco through the Escrow Account.

(c)            Escrow Release. On the date that is 180 days after the Closing Date (such date, the “Escrow Release Date”), the Escrow Indemnity Amount, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed pursuant to Section 9.4(a) (to the extent such claims, if any, remain unresolved), shall be released to Seller. Seller and Buyer shall promptly (but in any event within five (5) Business Days of the Escrow Release Date) execute a Joint Instruction Letter to instruct the Escrow Agent to transfer to Seller such amount to an account or accounts designated by Seller pursuant to the Joint Instruction Letter. With respect to the balance of the Escrow Indemnity Amount (if any) held by the Escrow Agent following the Escrow Release Date, within five (5) Business Days following final resolution of all outstanding claim notices received by Seller pursuant to Section 9.4(a), Seller and Buyer shall provide a Joint Instruction Letter instructing the Escrow Agent to disburse the balance of the Escrow Indemnity Amount (or portion thereof) to the Party entitled to such amount.

9.6            Limits of Liability.

(a)            Notwithstanding anything to the contrary set forth herein, Buyer Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.2(a)(i) for any individual Buyer Loss or series of related Buyer Losses (i) unless the amount of each such Buyer Loss or series of related Buyer Losses exceeds one hundred thousand Dollars ($100,000) and (ii) then only to the extent that all such Buyer Losses or series of related Buyer Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed Seller Cap in the aggregate; provided, however, that the foregoing limitations shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Seller Fundamental Representations, the Seller Tax Representations, or the Special Warranty of Title. In no event shall Seller be liable for any Buyer Losses (when taken together with all other Buyer Losses indemnifiable in accordance with the terms of this Article 9) in excess of the Unadjusted Purchase Price.

(b)            Notwithstanding anything to the contrary set forth herein, Seller Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 9.3(a)(i) for any individual Seller Loss or series of related Seller Losses (i) unless the amount of each such Seller Loss or series of related Seller Losses exceeds one hundred thousand Dollars ($100,000) and (ii) then only to the extent that all such Seller Losses or series of related Seller Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Buyer Cap in the aggregate; provided, however, that the foregoing limitations shall not apply to any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Buyer Fundamental Representations. In no event shall Buyer be liable for any Seller Losses (when taken together with all other Seller Losses indemnifiable in accordance with the terms of this Article 9) in excess of the Unadjusted Purchase Price.

9.7            Sole and Exclusive Remedy.

(a)             From and after the Closing the remedies set forth in this Article 9 shall, in the absence of Fraud, provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any certificate (including the certificates delivered at Closing by Buyer and Seller pursuant to Section 2.5(a)(iii) and Section 2.5(b)(ii)(A), respectively) or instrument delivered pursuant hereto, including any and all liabilities or obligations related to environmental matters or liabilities or violations of Environmental Laws or releases of any Constituents of Concern, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein. The Parties acknowledge and agree that, in the absence of Fraud, from and after the Closing the remedies available in this Article 9 supersede (and each Party waives and releases) any other remedies available at Law or in equity against the other Parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b)            Buyer, on behalf of itself and all other Buyer Indemnified Parties, further acknowledges and agrees that, after the Closing, in the absence of Fraud or as otherwise contemplated in Section 9.6(a), the amount of the Seller Cap then available shall be the sole and exclusive source for satisfaction of any claims by or on behalf of any Buyer Indemnified Party arising under Section 9.2(a)(i).

9.8            Compliance with Express Negligence Rule. ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

9.9            Insurance Proceeds. The Buyer Losses and Seller Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Buyer shall use its commercially reasonable efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Buyer shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

9.10            Tax Treatment of Indemnity Payments. For U.S. federal Income Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Adjusted Purchase Price unless a final and non-appealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

9.11            Damages Waiver. No Indemnifying Party shall have any liability under this Article 9 to any Indemnified Party for indirect, consequential, punitive or exemplary damages or damages for lost profits, loss of revenue or diminution of value, except to the extent of reimbursement of such damages actually recovered by a Third Party from such Indemnified Party.

ARTICLE 10
Other Provisions

10.1            Notices. All notices, requests, demands and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email or facsimile transmission, then upon the earlier of (i) a reply by the intended recipient whether by email, facsimile or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) on the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

If to Buyer, to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: [***]

Attention: Robert D. Ravnaas

With a copy to:

White & Case LLP

609 Main Street

Houston, TX 77002

Email:	[***] and
[***]
Attention:	Jason A. Rocha
Charlie Ofner

and

Kelly Hart & Hallman LLP

201 Main Street #2500

Fort Worth, TX 76102

Email:	[***]
Attention:	Drew Neal

If to Seller, to:

LongPoint Minerals II, LLC

100 St. Paul, Ste. 400

Denver, CO 80206

Attention: Tad Herz

Emai: [***]

With a copy to:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention:	Molly Butkus and Ben Martin
Telephone:	713-221-1353
Email:	[***]
[***]

or to such other address or addresses as the Parties may from time to time designate in writing.

10.2            Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

10.3            Rights of Third Parties. Subject to Sections 9.2, 9.3 and 10.11 and, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

10.4            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

10.5            Entire Agreement. This Agreement (together with the Disclosure Schedules, the Transaction Documents and exhibits to this Agreement) constitutes the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. In the event any provision of any other Transaction Document shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

10.6            Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller or Buyer, as applicable, in and of itself, that such information is material to or outside the Ordinary Course of any Person or required to be disclosed on the Disclosure Schedules. Each disclosure in the Disclosure Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent.

10.7            Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

10.8            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

10.9            Specific Performance. The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies. Accordingly, each Party waives (i) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

10.10            Governing Law; Jurisdiction.

(a)            Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles that would require the application of the Laws of another jurisdiction; provided that any matters relating to real property shall be governed by the laws of the State where such real property is located.

(b)            Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in New Castle County, Delaware, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)            Jurisdiction. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 10.10(b).

(d)            JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

10.11            No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

10.12            Legal Representation. Following the Closing, Bracewell LLP (“Bracewell”) may serve as counsel to Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent Seller and its Non-Recourse Parties shall be solely that of Bracewell. Any privilege attaching as a result of Bracewell representing Seller or any of its Affiliates in connection with this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by Seller; provided, further, that in the event that any dispute arises after the Closing between Buyer, on the one hand, and any party other than the Parties or any of their respective Non-Recourse Parties, on the other hand, then Buyer may assert such privilege to prevent the disclosure of any Privileged Communications by Bracewell to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of Bracewell representing Seller in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Seller. As to any privileged attorney client communications between Bracewell and Seller prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, together with any of its Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing. Notwithstanding the foregoing, nothing herein shall be construed as a waiver by Seller of the attorney-client privilege of the obligations of confidentiality owed by Bracewell to Seller with respect to matters not regarding this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER:

Kimbell Royalty Partners, LP

By: Kimbell Royalty GP, LLC
Its: General Partner

By:	/s/ Matthew Daly
Name: Matthew Daly
Title: Chief Operating Officer

Kimbell Royalty OPERATING, LLC

By:	/s/ Matthew Daly
Name: Matthew Daly
Title: Chief Operating Officer

[Signature Page to the Securities Purchase Agreement]

SELLER:

LongPoint Minerals II, LLC

By:	/s/ Tad Herz
Name: Tad Herz
Title: President and Chief Financial Officer

[Signature Page to the Securities Purchase Agreement]